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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on November 14, 2005

Registration Statement No. 333-121465

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5
TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEPRACOR INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State Or Other Jurisdiction Of Incorporation Or Organization)	22-2536587 (I.R.S. Employer Identification No.)

84 WATERFORD DRIVE
MARLBOROUGH, MASSACHUSETTS 01752
(508) 481-6700
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

TIMOTHY J. BARBERICH
CHIEF EXECUTIVE OFFICER
SEPRACOR INC.
84 WATERFORD DRIVE
MARLBOROUGH, MASSACHUSETTS 01752
(508) 481-6700
(Name, Address, Including Zip Code, And Telephone Number,
Including Area Code, Of Agent For Service)

Copy to:

SUSAN W. MURLEY, ESQ.
WILMER CUTLER PICKERING HALE AND DORR LLP
60 STATE STREET
BOSTON, MASSACHUSETTS 02109
(617) 526-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

Explanatory Note

        This Post-Effective Amendment No. 5 to Form S-3 is being filed to add additional selling securityholders, and/or update the respective holdings of certain selling securityholders, in the table under the caption "Selling Securityholders". The Registrant has also updated certain other information included herein.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Subject to Completion dated November 14, 2005

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-121465

PROSPECTUS

SEPRACOR INC.

$500,000,000

0% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024

9,675,000 Shares of Common Stock,
$0.10 Par Value Per Share

        Sepracor Inc. issued $500,000,000 aggregate principal amount of 0% convertible senior subordinated notes in a private placement to the initial purchaser on September 22, 2004. The initial purchaser resold the notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. This prospectus will be used by the selling securityholders from time to time to resell their notes and any shares of our common stock issuable upon conversion of the notes. We will not receive any proceeds from the sale of the notes or any shares of our common stock issuable upon conversion of the notes offered by this prospectus.

        The principal terms of the 0% convertible senior subordinated notes due 2024, which we refer to as the notes or the 0% notes due 2024, include the following:

Interest	The notes do not bear interest, and the principal amount does not accrete.
Maturity Date	The notes will mature on October 15, 2024.
Conversion	The notes are convertible into cash and, if applicable, shares of our common stock at a conversion rate of 14.8816 shares of common stock per $1,000 principal amount of notes (representing a conversion price of approximately $67.20 per share), subject to adjustment. You may convert your notes prior to maturity only under certain specified circumstances, as described under "Description of Notes—Conversion of Notes."
Subordination	The notes are:
• subordinated to all of our existing and future senior indebtedness;
• effectively subordinated to all debt and other liabilities of our subsidiaries; and
• senior to our $440 million of outstanding 5% convertible subordinated debentures due 2007, $72.8 million of outstanding 0% Series A convertible senior subordinated notes due 2008 and $148 million of outstanding 0% Series B convertible senior subordinated notes due 2010.
As of September 30, 2005, we had $3.3 million of senior indebtedness outstanding. The notes do not restrict our or our subsidiaries' ability to incur additional indebtedness, including senior indebtedness.
Redemption	On or after October 20, 2009, we may redeem for cash all or part of the notes.
Repurchase	You may require us to repurchase the notes on October 15 of 2009, 2014 and 2019 and at any time prior to maturity following a designated event.

        The notes are currently designated for trading on the Private Offerings, Resales and Trading through Automated Linkages, or Portalsm, Market. Our common stock is traded on the Nasdaq National Market under the symbol "SEPR." On November 11, 2005, the last reported sale price for our common stock on the Nasdaq National Market was $57.84 per share. The securities offered by this prospectus may be offered in negotiated transactions or otherwise, at negotiated prices or at the market prices prevailing at the time of sale.

        Investing in the notes or our common stock involves risks. See "Risk Factors" beginning on page 8.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2005

        This prospectus incorporates important business information about Sepracor that is not included or delivered with this document. This information is available without charge to stockholders upon written or oral request. To request this information, please contact us at 84 Waterford Drive, Marlborough, Massachusetts 01752, attention: Executive Vice President, Finance and Administration, 508-481-6700. Also see "Where You Can Find More Information" in this prospectus.

i

PROSPECTUS SUMMARY

Our Company

        Sepracor Inc. is a research-based pharmaceutical company focused on the discovery, development and commercialization of differentiated products that address large and growing markets and unmet medical needs, and can be marketed to primary care doctors through our sales force. Our proprietary compounds are either:

  •
  Single-isomer or active metabolite forms of existing drugs, or

  •
  New chemical entity compounds which are unrelated to currently marketed products.

        Our drug research and development program has yielded an extensive portfolio of drug candidates intended to treat a broad range of indications. We are currently concentrating our product development efforts in two major therapeutic areas: respiratory and central nervous system disorders.

        In our isomer and metabolite development program, we identify existing drugs that might, in single-isomer or active metabolite forms, provide significant advances over existing therapies within the indications of the parent compound or in new indications. We then develop isomers or metabolites designed to offer benefits over both the parent drugs and competitive compounds, such as reduced side effects, improved therapeutic efficacy, effectiveness for new indications or improved dosage forms.

        Our development program for new chemical entities encompasses a more traditional approach to drug development. In this program, we are seeking to discover novel compounds unrelated to existing commercial compounds but which have the potential to provide benefits over existing treatments or provide new therapies for diseases currently lacking effective treatment.

Background on Science

Chiral Compounds

        Approximately 500 currently available drugs are chiral compounds. Chiral compounds frequently exist as mixtures of mirror-image molecules known as isomers. When a chiral compound contains equal amounts of both isomers, it is a racemic mixture, or a racemate. These two isomers are generally referred to as (S)-isomers (left) and (R)-isomers (right). While isomers have identical molecular weights and physical properties, they show remarkable selectivity within biological systems and therefore can have different biological actions. In many cases, only one isomer of the racemic drug is responsible for the drug's efficacy. The other may be an unnecessary component or may cause side effects. Typically, in our product development process, we separate racemic mixtures containing two isomers into compounds containing only one isomer.

Active Metabolites

        Drugs administered to treat diseases are sometimes transformed, or metabolized, within the body into a variety of related chemical forms known as metabolites, some of which may have therapeutic activity. Metabolites that have therapeutic activity are known as active metabolites. Active metabolites can also be synthesized in the laboratory. During preclinical and clinical testing of a parent drug, subjects are exposed to the active metabolite of the parent drug. Therefore, a developer of an active metabolite may be able to rely upon certain known clinical information from the parent drug in its New Drug Application, or NDA, submission for the active metabolite, including safety data. In some cases, this can eliminate the need for certain clinical studies and expedite the development process of an active metabolite drug.

        The majority of the scientific and medical research that we conduct is directed toward discovering differences between isomers derived from racemates or active metabolites derived from parent drugs.

In contrast to traditional new drug development, the safety and efficacy of the racemates and parent drugs of our pharmaceuticals under development are often well understood before clinical trials begin. Parent drugs have been successfully taken through clinical studies and may have been on the market for years. We evaluate isomers or active metabolites in a more accelerated and focused manner than traditional new drug development. Our directed research effort allows us to identify potential advantages in our candidates such as improvements in potency, onset of action, duration of activity, dosage, additional indications or meaningful reductions in side effects or adverse reactions.

Approved Products and Partnered Products

        LUNESTA™—On April 4, 2005, we commercially launched LUNESTA brand eszopiclone, 1 milligram, or mg, 2 mg and 3 mg tablets for the treatment of insomnia. We sell LUNESTA in the United States through our sales force, which as of September 30, 2005 consisted of approximately 1,400 sales professionals. Insomnia can include difficulty falling asleep as well as difficulty maintaining sleep through the night. The recommended dosing to improve sleep onset and/or maintenance is 2 mg or 3 mg for adult patients (ages 18-64) and 2 mg for older patients (ages 65 and older). The 1 mg dose is for sleep onset in older patients whose primary complaint is difficulty falling asleep.

        XOPENEX®—In May 1999, we commercially introduced XOPENEX (levalbuterol HCl) Inhalation Solution, which we market under the name XOPENEX Inhalation Solution, for the treatment of bronchospasm in patients with reversible obstructive airway disease, such as asthma. We sell XOPENEX Inhalation Solution in the United States through our sales force. We currently market XOPENEX Inhalation Solution for use in a nebulizer at 0.31 mg and 0.63 mg dosage strengths for treatment of children six to 11 years old, and in dosage strengths of 0.63 mg and 1.25 mg for patients 12 years of age and older. XOPENEX Inhalation Solution was the first pharmaceutical product that we developed and commercialized.

        XOPENEX HFA METERED-DOSE INHALER—On March 11, 2005, we received approval from the U.S. Food and Drug Administration, or FDA, for our New Drug Application, or NDA, for XOPENEX HFA (levalbuterol tartrate) Inhalation Aerosol, a hydroflouroalkane, or HFA, meter-dose inhaler, or MDI, for the treatment or prevention of bronchospasm in adults, adolescents and children 4 years of age or older with reversible airway obstructive disease. Reversible obstructive airway disease includes respiratory disorders such as asthma and chronic obstructive pulmonary disorder, or COPD. MDIs are hand-held pressurized canisters that deliver inhaled medications directly to the lungs. We have resolved previously outstanding manufacturing issues and have completed process validation work. We are targeting commercial launch of the XOPENEX HFA by the end of 2005.

        ALLEGRA®, marketed by Aventis—We have an agreement with sanofi-aventis for fexofenadine, which is marketed by sanofi-aventis as ALLEGRA® brand fexofenadine HCl, a non-sedating antihistamine for the treatment of allergies. Historically, we have received royalties on sales of ALLEGRA in the United States, Japan, Europe, Canada and Australia, and on sales in additional countries where we hold patents related to fexofenadine. However, pursuant to the terms of the agreement, we expect our royalties on the sale of ALLEGRA in the United States will terminate based on the introduction of a generic equivalent of this product in September 2005.

        CLARINEX®, marketed by Schering-Plough Corporation—We have an agreement with Schering-Plough Corporation for desloratadine, which is marketed by Schering-Plough as CLARINEX tablets for the treatment of seasonal allergic rhinitis and chronic idiopathic urticaria, or CIU, also known as hives of unknown cause. Under this agreement, we receive royalties on sales of CLARINEX tablets in the United States and in other countries where we hold patents relating to desloratadine.

        XYZAL®/XUSAL™, marketed by UCB—UCB markets levocetirizine in Germany under the brand name XUSAL and certain other countries in the European Union, or EU, under the brand name

XYZAL. Levocetirizine, a single isomer of ZYRTEC®, is indicated for the treatment of symptoms of seasonal and perennial allergic rhinitis and CIU in adults and children aged six years and older. We receive royalties on sales of levocetirizine in all countries in the EU where we hold patents relating to levocetirizine.

Research and Development Pipeline

        We are currently conducting clinical studies on the following compounds:

        Arformoterol—We have completed more than 100 preclinical studies and have initiated or completed 16 clinical studies for arformoterol inhalation solution as a maintenance treatment for COPD. In our phase III studies, patients administered arformoterol demonstrated a significant improvement in FEV1 after dosing with a duration of action of up to 24 hours, versus those taking placebo. We are preparing the arformoterol NDA for submission to the FDA, and we are targeting submission during the fourth quarter of 2005. If successfully developed and approved, we intend to market arformoterol through our sales force.

        (S)-Amlodipine—We are investigating (S)-amlodipine as a potential treatment for hypertension and have conducted both Phase I and Phase II clinical studies. Amlodipine, marketed by Pfizer Inc. as NORVASC®, is the leading calcium channel antagonist approved for use for the treatment of hypertension and angina. The evolving paradigms for hypertension treatment are focusing on the use of multiple mechanistic approaches as initial therapy, such as the use of calcium channel blockers, known as CCBs, with angiotensin converting enzyme, known as ACE inhibitors, or angiotensin II receptor blockers, known as ARBs. We are currently evaluating out-licensing opportunities for (S)-amlodipine.

Other Compounds

        We are also conducting preclinical and clinical studies on a number of other compounds. All of our drug candidates will require significant additional research, development, successful preclinical and/or clinical testing, regulatory approval and a commitment of significant additional resources prior to their commercialization.

Partnered Research

        Collaboration with ACADIA Pharmaceuticals.    As previously reported, on January 10, 2005, we entered into a license, option and collaboration agreement with ACADIA Pharmaceuticals, Inc., which we refer to as ACADIA, for the development of new drug candidates targeted toward treatment of central nervous system disorders. This collaboration has been established to investigate potential clinical candidates resulting from screening ACADIA's medicinal chemistry compound library against a broad array of selective muscarinic receptors, which are receptors that respond to acetylcholine, a neurotransmitter in the central nervous system. The collaboration includes ACADIA's m1 agonist program, which is designed to target neuropshychiatric/neurologic conditions and neuropathic pain. We have agreed to collaborate with each other to research and develop certain compounds that interact with the muscarinic receptors. We are permitted to develop and commercialize these compounds in any field outside of the prevention or treatment of ocular disease. This agreement also includes an option to select a preclinical program from ACADIA's 5-HT2a program for use in combination with LUNESTA. Antagonists of the 5-HT2a receptors have been shown in clinical studies to affect sleep architecture in humans. We will have exclusive worldwide rights to develop and commercialize compounds developed under our collaboration with ACADIA.

        During the three year research term of the collaboration agreement, we will provide ACADIA with $2 million of research funding each year. In addition, we have agreed to make milestone payments to ACADIA upon the achievement by ACADIA of specified development and regulatory milestones for each product developed under the collaboration, including any product to be used in combination with LUNESTA that is developed under the collaboration. We have also agreed to pay royalties to ACADIA on net worldwide sales of products developed under the collaboration.

        In connection with this collaboration, we purchased 1,077,029 shares of ACADIA common stock for an aggregate purchase price of $10 million based on a per share price of approximately $9.2848, which represents a 40 percent premium to the average closing price for the 30 trading days prior to the signing of the agreement. Subject to certain closing conditions, we also agreed to purchase up to an additional $10 million of ACADIA common stock at a 25 percent premium in January 2006.

Liquidity

        Our liquidity requirements have historically consisted of research and development expenses, sales and marketing expenses, capital expenditures, working capital, debt service and general corporate expenses. We have funded these requirements and the growth of our business primarily through convertible subordinated debt offerings, the issuance of common stock, including the exercise of stock options, and sales of product and license agreements for our drug compounds. We currently generate cash from the sale of LUNESTA and XOPENEX Inhalation Solution, are from royalties on sales generated by our license agreements. We believe our existing cash and the anticipated cash flow from our current strategic alliances and operations will be sufficient to support existing operations through 2007. In the future, we expect to fund our operations with revenue generated from product sales. Our actual future cash requirements and our ability to generate revenue, however, will depend on many factors, including:

  •
  XOPENEX Inhalation Solution and LUNESTA sales;

  •
  successful manufacturing and commercialization of XOPENEX HFA, for which we received approval from the FDA on March 11, 2005;

  •
  approval of our late-stage product candidates;

  •
  the progress, number and breadth of our preclinical, clinical and research programs;

  •
  achievement of milestones under our strategic alliance arrangements;

  •
  acquisitions;

  •
  our ability to establish and maintain additional strategic alliances and licensing arrangements; and

  •
  the progress of our development efforts and the development efforts of our strategic partners.

        If our assumptions underlying our beliefs regarding future revenues and expenses change, or if unexpected opportunities or needs arise, we may seek to raise additional cash by selling debt or equity securities or borrowing money from a bank. However, we may not be able to raise such funds on favorable terms, if at all.

        As of September 30, 2005, our outstanding convertible subordinated debt consists of $500 million 0% notes due 2024, $440 million 5% convertible subordinated debentures due 2007, $72.8 million 0% Series A convertible senior subordinated notes due 2008 and $148 million 0% Series B convertible senior subordinated notes due 2010. Our annual debt service through 2006, assuming no additional interest-bearing debt is incurred and none of our outstanding convertible debt is converted, repurchased or exchanged, is approximately $22 million.

        Based on our current operating plan, we believe that we will not be required to raise additional capital to fund the repayment of our outstanding convertible debt when due. If revenue generated from sales of XOPENEX Inhalation Solution and LUNESTA do not meet expected levels, it is likely that we would be required to raise the additional funds in order to repay our outstanding convertible debt. There can be no assurance that, if required, we would be able to raise the additional funds on favorable terms, if at all.

Corporate Information

        We were incorporated in Delaware in 1984. The mailing address of our principal executive offices is 84 Waterford Drive, Marlborough, Massachusetts 01752 and our telephone number is 508-481-6700.

Summary of the Notes

Convertible Notes	$500 million principal amount of 0% convertible senior subordinated notes due 2024.
Maturity Date	The notes will mature on October 15, 2024.
Interest	The notes do not bear interest, and the principal amount does not accrete.
Conversion	You may convert the notes into cash and, if applicable, shares of our common stock, at a conversion rate of 14.8816 shares per $1,000 principal amount of notes (representing a conversion price of approximately $67.20), subject to adjustment, prior to the close of business on the business day immediately preceding October 15, 2024, only under the following circumstances:
	•	during any fiscal quarter (and only during such fiscal quarter) beginning after December 31, 2004, if the closing sale price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last day of the preceding fiscal quarter is more than 130% of the closing sale price of our common stock on the last day of such preceding quarter;
	•	during the five business day period following any five consecutive trading day period in which the trading price per note on each day of such trading period is less than 98% of the closing sale price of our common stock multiplied by the conversion rate on each such day. However, if, on the trading day before the notes are tendered for conversion, the closing sale price of our common stock is greater than 100% but less than or equal to 130% of the conversion price, the holders converting their notes will receive, in lieu of a conversion value based on the applicable conversion rate, a conversion value equal to the principal amount of the notes to be converted;
	•	if the notes have been called for redemption;
	•	upon the occurrence and continuance of specified corporate transactions; and
	•	in connection with a transaction or event constituting a fundamental change occurring on or prior to October 20, 2009.

Subject to certain exceptions described below under "Description of Notes", at the time you tender your notes for conversion, the value of the cash and shares of our common stock, if any, that you will receive for $1,000 principal amount of the notes will be determined by multiplying the applicable conversion rate by the five day weighted average price of our common stock for the five trading day period beginning on the second trading day immediately following the date the notes are tendered for conversion.
We will deliver the conversion value to converting holders as follows:
• an amount in cash, which we refer to as the principal return, equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) the aggregate principal amount of the notes; and
• if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in shares with a value equal to such aggregate conversion value less the principal return.
In addition, if a fundamental change occurs on or prior to October 20, 2009, under certain circumstances, we will increase the conversion rate as described in "Description of Notes—Determination of the Make Whole Premium."
Subordination	The notes are:
• subordinated to all of our existing and future senior indebtedness;
• effectively subordinated to all debt and other liabilities of our subsidiaries; and
• senior to our $440 million of outstanding 5% convertible subordinated debentures due 2007, $72.8 million of outstanding 0% Series A convertible senior subordinated notes due 2008 and $148 million of outstanding 0% Series B convertible senior subordinated notes due 2010.
As of December 31, 2004, we had approximately $4.5 million of senior indebtedness outstanding. Neither we nor any of our subsidiaries are prohibited from incurring additional debt, including senior indebtedness, under the indenture.
Redemption at Sepracor's Option	On or after October 20, 2009, we may redeem for cash all or part of the notes at any time, upon 30 to 60 days' prior notice by mail to holders of the notes, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid liquidated damages, if any.

Redemption at Holder's Option	You have the right to require us to repurchase for cash all or part of your notes on October 15, 2009, 2014 and 2019, each a "repurchase date." In each case, the repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid liquidated damages, if any, to the redemption date.
Designated Event	If a designated event, as described under "Description of Notes—Repurchase at Option of the Holder Upon a Designated Event," occurs prior to maturity, you may require us to repurchase all or part of your notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid liquidated damages, if any, to, but excluding the date of repurchase.
Make Whole Premium Upon a Fundamental Change	If a fundamental change occurs on or prior to October 20, 2009, under certain circumstances, we will increase the conversion rate for notes converted in connection with the fundamental change.
The amount of such increase in the conversion rate, or number of additional shares issuable upon conversion, if any, will be based on the price paid per share of our common stock in the transaction constituting the fundamental change, which we refer to as the fundamental change stock price, and the effective date of the fundamental change. A description of how the number of additional shares will be determined and a table showing the number of additional shares that would apply at various fundamental change stock prices and fundamental change effective dates, based on assumed interest and conversion rates, are set forth under "Description of Notes—Determination of the Make Whole Premium." No make whole premium will be paid if the fundamental change stock price is less than $51.69 per share or exceeds $150.00 per share, subject to adjustment.
Registration Rights	We have filed with the Securities and Exchange Commission, and agreed to use our best efforts to cause to become effective no later than March 21, 2005, this shelf registration statement with respect to the resale of the notes and shares of common stock issuable upon conversion of the notes. We have also agreed to use our best efforts to keep this registration statement effective during such period or periods as are specified below under "Description of Notes—Registration Rights of Noteholders."
Trading	The notes are not listed on any securities exchange or included in any automated quotation system. We cannot assure you that any active or liquid market will develop or be maintained for the notes.
Nasdaq Symbol for our Common Stock	SEPR

RISK FACTORS

        You should carefully consider the following risks before making an investment decision. You should also refer to the other information set forth in this prospectus, and incorporated by reference in this prospectus. The risks described below are not the only ones facing Sepracor. Additional risks not currently known or that we currently believe to be immaterial may also adversely affect our business. If any of these risks occur, our business and operating results could be harmed and the value of your investment could be significantly adversely affected. Some risks that could cause our results to vary are discussed below.

We have never been profitable and we may not be able to generate revenues sufficient to achieve profitability.

        We have not been profitable since inception, and it is possible that we will not achieve profitability. We incurred net losses on a consolidated basis of approximately $2.2 and $32.2 million for the three and nine months ended September 30, 2005, respectively, and $295.7 million for the year ended December 31, 2004. We expect to continue to incur significant operating expenditures. As a result, we will need to generate significant revenues to achieve and maintain profitability. We cannot assure you that we will achieve significant revenues or that we will ever achieve profitability. Even if we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected.

Sales of XOPENEX Inhalation Solution and LUNESTA represent substantially all of our revenues; if sales of XOPENEX Inhalation Solution and LUNESTA do not continue to increase and we are unable to successfully commercialize other products, we may not have sufficient revenues to achieve our business plan and our business will not be successful.

        All of our revenues from product sales for the three months ended September 30, 2005 resulted from sales of XOPENEX Inhalation Solution and LUNESTA. In April 2005, we commercially launched LUNESTA as a new product in a competitive market and we cannot be certain that it will achieve continued commercial success. In addition, we do not have long-term sales contracts with our customers, and we rely on purchase orders for sales of XOPENEX Inhalation Solution and LUNESTA. Reductions, delays or cancellations of orders for XOPENEX Inhalation Solution or LUNESTA could adversely affect our operating results. If sales of XOPENEX Inhalation Solution and LUNESTA do not continue to increase, we may not have sufficient revenues to achieve our business plan or repay our outstanding debt, and our business will not be successful. On March 11, 2005, the FDA approved our NDA for XOPENEX HFA. We expect to commercialize XOPENEX HFA before the end of 2005. If we are unable to commercialize XOPENEX HFA successfully, our revenues from XOPENEX Inhalation Solution and LUNESTA sales may not be sufficient for us to achieve our business plan and our business and financial position may be materially adversely affected.

        In the respiratory market, we compete primarily against generic albuterol. XOPENEX Inhalation Solution is more expensive than generic albuterol. We must continue to demonstrate to physicians and other healthcare professionals that the benefits of XOPENEX Inhalation Solution justify the higher price. In the sleep disorder market, we face intense competition from established products, such as AMBIEN® and SONATA®. We also face competition from the newly approved sleep agents ROZEREM™ and AMBIEN CR™. There are also other potentially competitive therapies that are in late-stage clinical development for the treatment of insomnia. If XOPENEX Inhalation Solution and LUNESTA do not continue to compete successfully against competitive products, our business will be materially adversely affected.

If we fail to successfully develop our principal product candidates, we will be unable to commercialize the product candidates and our business may be adversely affected.

        Our ability to achieve and maintain profitability will depend in large part on successful development and commercialization of our principal products under development. If we fail to successfully develop and commercialize any of our products under development, our business may be materially adversely affected. Before we commercialize any product candidate, we will need to successfully develop the product candidate by completing successful clinical trials, submit an NDA for the product candidate that is accepted by the FDA and receive FDA approval to market the candidate. If we fail to successfully develop a product candidate and/or the FDA delays or denies approval of any submitted NDA or any NDA that we submit in the future, then commercialization of our products under development may be delayed or terminated, which could have a material adverse effect on our business. We expect to submit an NDA for arformoterol for the treatment of COPD by the end of 2005, although we cannot be assured this product candidate will be accepted for filing by the FDA or approved by the FDA on a timely basis, or at all.

        A number of problems may arise during the development of our product candidates:

  •
  results of clinical trials may not be consistent with preclinical study results;

  •
  results from later phases of clinical trials may not be consistent with results from earlier phases;

  •
  results from clinical trials may not demonstrate that the product candidate is safe and efficacious;

  •
  we may not receive regulatory approval for our product candidates;

  •
  we may elect not to continue funding the development of our product candidates; and

  •
  funds may not be available to develop all of our product candidates.

        Our success depends on our continued ability to develop and market new products. We expect to submit an NDA for arformoterol by the end of 2005. Our other current product candidates under development are in earlier stages of development. We cannot assure you that we will be able to develop and introduce new products in a timely manner or that new products, if developed, will be approved for the indications, and/or with the labeling, we expect or that they will achieve market acceptance. In addition, our growth is dependent on our continued ability to penetrate new markets where we have limited experience and competition is intense. We cannot assure you that the markets we serve will grow in the future, that our existing and new products will meet the requirements of these markets, that our products will achieve customer acceptance in these markets, that competitors will not force prices to an unacceptably low level or take market share from us, or that we can achieve or maintain profits in these markets.

If any third-party collaborator is not successful in development of our product candidates, we may not realize the potential commercial benefits of the arrangement and our results of operations could be adversely affected.

        We have entered into a collaboration agreement with 3M for the scale-up and manufacturing of XOPENEX HFA and we may enter into additional collaboration agreements in the future. Under our agreement with 3M, 3M is responsible for manufacturing an MDI formulation of XOPENEX. On March 11, 2005, the FDA approved our NDA for XOPENEX HFA. We are targeting commercial launch of the product by the end of 2005. If 3M, or any future development or commercialization collaborator, does not devote sufficient time and resources to its collaboration arrangement with us, breaches or terminates its agreement with us, fails to perform its obligation to us in a timely manner or is unsuccessful in its development and/or commercialization efforts, we may not realize the potential commercial benefits of the arrangement and our results of operations may be adversely affected. In addition, if regulatory approval or commercialization of any product candidate under development by or in collaboration with a partner is delayed or limited, we may not realize, or may be delayed in realizing, the potential commercial benefits of the arrangement.

We may be unable to commercialize products for which we receive approval from the FDA.

        Commercialization of a product for which we have received an approval letter from the FDA could be delayed for a number of reasons, some of which are outside of our control, including delays in delivery of the product due to importation regulations and/or problems with our distribution channels or delays in the issuance of approvals from, or the completion of required procedures by, agencies other than the FDA, such as the United States Drug Enforcement Administration. In addition, commercialization of FDA-approved products may be delayed by our failure to timely finalize distribution or manufacturing arrangements, produce sufficient inventory and/or properly prepare our sales force. If we are unable to commercialize a product promptly after receipt of an approval letter, our business and financial position may be materially adversely affected due to reduced revenue from product sales during the period or periods that commercialization is delayed and the shortening of any lead time to market we may have had over our competitors. In addition, the exclusivity period, which is the time during which the FDA will prevent generic pharmaceutical companies from introducing a generic copy of the product, begins to run upon FDA approval and, therefore, to the extent we are unable to commercialize a product promptly after receipt of an approval letter, our long-term product sales and revenues could be adversely affected.

        Even if the FDA or similar foreign agencies grant us regulatory approval of a product, if we fail to comply with the applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizures of products, operating restrictions and criminal prosecution. In any such event, our product sales and revenues could be adversely affected.

        On March 11, 2005, the FDA approved our NDA for XOPENEX HFA. However there were previously unresolved manufacturing and process validation issues that prevented us from launching promptly after approval. We have since resolved the previously outstanding manufacturing issues and completed the process validation work. We are targeting commercial launch of the product by the end of 2005. Any further delays in the commercialization of XOPENEX HFA, or any other product for which we may receive approval from the FDA in the future, may materially adversely affect our reputation, financial position and results of operations.

The royalties we receive under licensing arrangements could be delayed, reduced or terminated if our licensing partners terminate, or fail to perform their obligations under, their agreements with us, or if our licensing partners are unsuccessful in their sales efforts.

        We have entered into licensing arrangements pursuant to which we license patents to pharmaceutical companies and our revenues under these licensing arrangements consist primarily of royalties on sales of products. Payments and royalties under these arrangements depend in large part on the commercialization efforts of our licensing partners in countries where we hold patents, including sales efforts and enforcement of patents, which we cannot control. If any of our licensing partners does not devote sufficient time and resources to its licensing arrangement with us or focuses its efforts in countries where we do not hold patents, we may not realize the potential commercial benefits of the arrangement, our revenues under these arrangements may be less than anticipated and our results of operations may be adversely affected. If any of our licensing partners was to breach or terminate its agreement with us or fail to perform its obligations to us in a timely manner, the royalties we receive under the licensing agreement could decrease or cease. If we are unable or fail to perform, or breach in our performance of, our obligations under a licensing agreement, the royalties and benefits to which we are otherwise entitled under the agreement could be reduced or eliminated. Any delay or termination of this type could have a material adverse effect on our financial condition and results of operations because we may lose technology rights and milestone or royalty payments from licensing partners and/or revenues from product sales, if any, could be delayed, reduced or terminated.

The approval of sale of certain medications without a prescription may adversely affect our business.

        In May 2001, an advisory panel to the FDA recommended that the FDA allow certain popular allergy medications to be sold without a prescription. In November 2002, the FDA approved CLARITIN®, an allergy medication, to be sold without a prescription. In the future, the FDA may also allow sale of other allergy medications without a prescription. Sale of CLARITIN and/or, if allowed, sale of other allergy medications without a prescription, may have a material adverse effect on our business because the market for prescription drugs, including CLARINEX, for which we receive royalties on sales, has been and may continue to be adversely affected.

We will be required to expend significant resources for research, development, testing and regulatory approval of our drugs under development and these drugs may not be developed successfully.

        We develop and commercialize proprietary products for primary care and specialty markets. Most of our drug candidates are still undergoing clinical trials or are in early stages of development. Our drugs may not provide greater benefits or fewer side effects than other drugs used to treat the same condition and our research efforts may not lead to discovery of new drugs or development of new therapies. All of our drugs under development will require significant additional research, development, preclinical and/or clinical testing, regulatory approval and a commitment of significant additional resources prior to their commercialization. Our potential products may not:

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  be developed successfully;

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  be proven safe and efficacious in clinical trials;

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  offer therapeutic or other improvements over comparable drugs;

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  meet applicable regulatory standards;

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  be approved for commercialization by the FDA;

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  be capable of being produced in commercial quantities at acceptable costs; or

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  be successfully marketed.

Our sales depend on payment and reimbursement from third-party payors, and a reduction in payment rate or reimbursement could result in decreased use or sales of our products.

        Sales of our products are dependent, in part, on the availability of reimbursement from third-party payors such as state and Federal governments, under programs such as Medicare and Medicaid, and private insurance plans. Third-party payors continually attempt to contain or reduce the cost of health care by challenging the prices charged for medical products and services. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope or amount.

        There have been, there are, and we expect there will continue to be, state and Federal legislative and/or administrative proposals that could limit the amount that state or Federal governments will pay to reimburse the cost of pharmaceutical products. The Medicare Prescription Drug Improvement and Modernization Act of 2003, or the MMA, which was signed into law in December 2003, contains provisions that permit reductions in government reimbursement for drugs. We are not able to predict the full impact of the MMA and its regulatory requirements on our business. However, we believe that legislative or administrative acts that reduce reimbursement for our products could adversely affect our business. In addition, private insurers, such as managed care organizations, may adopt their own reimbursement reductions in response to legislation. Reduction in reimbursement for our products could have a material adverse effect on our results of operations. Also, the increasing emphasis on managed care in the U.S. may put increasing pressure on the price and usage of our products, which may adversely affect product sales. Further, when a new drug product is approved, governmental and/or private reimbursement for that product is uncertain, as is the amount for which that product will be reimbursed. We cannot predict availability or amount of reimbursement for our approved products or product candidates, including those at a late stage of development, and current reimbursement policies for marketed products may change at any time.

        The MMA also establishes a prescription drug benefit beginning in 2006 for all Medicare beneficiaries. We cannot be assured that our products will be included in the Medicare prescription drug benefit. Even if our products are included, we may be required to provide significant discounts or rebates to drug plans participating in the Medicare drug benefit. Moreover, the Federal government may acquire the ability to negotiate price and demand discounts on pharmaceutical products that may implicitly create price controls on prescription drugs. On the other hand, the drug benefit may increase the volume of pharmaceutical drug purchases, offsetting at least in part these potential price discounts. In addition, Managed Care Organizations, or MCOs, Health Maintenance Organizations, or HMOs, Preferred Provider Organizations, or PPOs, healthcare institutions and other government agencies continue to seek price discounts. MCOs, HMOs and PPOs and private health plans will administer the Medicare drug benefit, leading to managed care and private health plans influencing prescription decisions for a larger segment of the population. In addition, certain states have proposed and certain other states have adopted various programs to control prices for their seniors' and low income drug programs, including price or patient reimbursement constraints, restrictions on access to certain products, importation from other countries, such as Canada, and bulk purchasing of drugs.

        Some states have adopted preferred drug lists, or PDLs, for their Medicaid programs. More states may adopt this practice. If our drugs are not included on Medicaid PDLs, use of our drugs in the Medicaid program may be adversely affected. In some states that have adopted PDLs, we have been, and may continue to be, required to provide substantial supplemental rebates to state Medicaid authorities in order for our drugs to be included on the PDL.

        If reimbursement for our marketed products changes adversely or if we fail to obtain adequate reimbursement for our other current or future products, health care providers may limit how much or under what circumstances they will prescribe or administer them, which could reduce use of our products or cause us to reduce the price of our products.

If we fail to adequately protect or enforce our intellectual property rights, then we could lose revenue under our licensing agreements or lose sales to generic copies of our products.

        Our success depends in part on our ability to obtain, maintain and enforce patents, and protect trade secrets. Our ability to commercialize any drug successfully will largely depend upon our ability to obtain and maintain patents of sufficient scope to prevent third parties from developing substantially equivalent products. In the absence of patent and trade secret protection, competitors may adversely affect our business by independently developing and marketing substantially equivalent products. It is also possible that we could incur substantial costs if we are required to initiate litigation against others to protect or enforce our intellectual property rights.

        We have filed patent applications covering composition of, methods of making and methods of using our drugs and drug candidates. Our revenues under collaboration agreements with pharmaceutical companies depend in part on the existence and scope of issued patents. We may not be issued patents based on patent applications already filed or that we file in the future and if patents are issued, they may be insufficient in scope to cover the products licensed under these collaboration agreements. Generally, we do not receive royalty revenue from sales of products licensed under collaboration agreements in countries where we do not have a patent for such products. The issuance of a patent in one country does not ensure the issuance of a patent in any other country. Furthermore, the patent position of companies in the pharmaceutical industry generally involves complex legal and factual questions, and has been and remains the subject of much litigation. Legal standards relating to scope and validity of patent claims are evolving. Any patents we have obtained, or obtain in the future, may be challenged, invalidated or circumvented. Moreover, the United States Patent and Trademark Office may commence interference proceedings involving our patents or patent applications. Any challenge to, or invalidation or circumvention of, our patents or patent applications would be costly, would require significant time and attention of our management and could have a material adverse effect on our business.

        On September 7, 2005, we announced that the FDA received an abbreviated new drug application, or ANDA from Breath Limited seeking marketing approval for generic copies of our 1.25 mg, 0.63 mg and 0.31 mg XOPENEX brand levalbuterol HCl Inhalation Solution unit dose vial products. XOPENEX Inhalation Solution Concentrate is not subject to the ANDA. Breath Limited's submission includes a Paragraph IV certification alleging that our patents listed in the Orange Book for XOPENEX Inhalation Solution are invalid, unenforceable or not infringed by Breath Limited's proposed product. On October 21, 2005, we filed a civil action against Breath Limited for patent infringement. Should we successfully enforce our patents, the FDA will not approve the ANDA until expiration of the applicable patents. Otherwise, the FDA will stay its approval of the ANDA until March 7, 2008 or until a court decides that our patents are invalid, unenforceable or not infringed, whichever is earlier. Patent litigation involves complex legal and factual questions. We can provide no assurance concerning the outcome or the duration of the lawsuit. Any conclusion of these matters in a manner adverse to us would have a material adverse effect on our financial condition and business. If we are not successful in enforcing our patents, we will not be able to prevent the generic company, for the full term of our patents, from marketing their generic version of XOPENEX Inhalation Solution. Introduction of a generic copy of XOPENEX Inhalation Solution before the expiration of our patents would have a material adverse effect on our business. In addition, the costs to us of conducting this proceeding, even if resolved in our favor, could be substantial. Such litigation could also substantially divert the attention of our management and our resources in general. Uncertainties resulting from the initiation and continuation of any litigation or other proceedings could harm our ability to compete in the marketplace.

If we face a claim of intellectual property infringement by a third party, then we could be liable for significant damages or be prevented from commercializing our products.

        Our success depends in part on our ability to operate without infringing upon proprietary rights of others, including patent and trademark rights. Third parties, typically drug companies, hold patents or patent applications covering compositions, methods of making and uses, covering the composition of matter for some of the drug candidates for which we have patents or patent applications. Third parties also hold patents relating to drug delivery technology that may be necessary for development or commercialization of some of our drug candidates. In each of these cases, unless we have or obtain a license agreement, we generally may not commercialize the drug candidates until these third-party patents expire or are declared invalid or unenforceable by the courts. Licenses may not be available to us on acceptable terms, if at all. In addition, it would be costly for us to contest validity of a third-party patent or defend any claim that we infringe a third-party patent. Moreover, litigation involving third-party patents may not be resolved in our favor. Such contests and litigation would be costly, would require significant time and attention of our management, could prevent us from commercializing our products, could require us to pay significant damages and could have a material adverse effect on our business. If any of our trademarks, or our use of any of our trademarks on our products, is challenged, we may be forced to rename the affected product or product candidate, which could be costly and time consuming, and would result in the loss of any brand equity associated with the product name.

If our products do not receive government approval, then we will not be able to commercialize them.

        The FDA and similar foreign agencies must approve for commercialization any pharmaceutical products developed by us or our development partners. These agencies impose substantial requirements on drug manufacturing and marketing. Any unanticipated preclinical and clinical studies we are required to undertake could result in a significant increase in the cost of advancing our products to commercialization. In addition, failure by us or our collaborative development partners to obtain regulatory approval on a timely basis, or at all, or the attempt by us or our collaborative development partners to receive regulatory approval to achieve labeling objectives, could prevent or adversely affect the timing of commercial introduction of, or our ability to market and sell, our products.

        If the FDA delays or denies approval of any NDA that we file in the future, then commercialization of the product subject to the NDA will be delayed or terminated, which could have a material adverse effect on our business.

        The regulatory process to obtain marketing approval requires clinical trials of a product to establish its safety and efficacy. Problems that may arise during clinical trials include:

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  results of clinical trials may not be consistent with preclinical study results;

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  results from later phases of clinical trials may not be consistent with results from earlier phases; and

  •
  products may not be shown to be safe and efficacious.

        Even if the FDA or similar foreign agencies grant us regulatory approval of a product, the approval may take longer than we anticipate and may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing follow-up studies. Moreover, if we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Development and commercialization of our product candidates could be delayed or terminated if we are unable to enter into collaboration agreements in the future or if any future collaboration agreement is subject to lengthy government review.

        Development and commercialization of some of our product candidates may depend on our ability to enter into additional collaboration agreements with pharmaceutical companies to fund all or part of the costs of development and commercialization of these product candidates. We may not be able to enter into collaboration agreements and the terms of the collaboration agreements, if any, may not be favorable to us. Inability to enter into collaboration agreements could delay or preclude development, manufacture and/or marketing of some of our drugs and could have a material adverse effect on our financial condition and results of operations because:

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  we may be required to expend additional funds to advance the drugs to commercialization;

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  revenue from product sales could be delayed; or

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  we may elect not to commercialize the drugs.

        We are required to file a notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, for certain agreements containing exclusive license grants and to delay the effectiveness of any such exclusive license until expiration or earlier termination of the notice and waiting period under the HSR Act. If expiration or termination of the notice and waiting period under the HSR Act is delayed because of lengthy government review, or if the Federal Trade Commission or Department of Justice successfully challenges such a license, development and commercialization could be delayed or precluded and our business could be adversely affected.

Our limited sales and marketing experience may restrict our success in commercializing our products.

        We have limited marketing and sales experience. If we successfully develop and obtain regulatory approval for the products we are developing, we may (1) market and sell them through our sales force, (2) license some of them to large pharmaceutical companies or (3) market and sell them through other arrangements, including co-promotion arrangements. We have established a sales force to market XOPENEX Inhalation Solution, LUNESTA and XOPENEX HFA. We have incurred significant expense in expanding our sales force and expect to incur additional expense as we further expand. With respect to products under development, we may incur significant costs in expanding our sales force before the products have been approved for marketing. For example, we expanded our sales force in 2004 in anticipation of marketing and selling LUNESTA and in 2005 in anticipation of marketing and selling XOPENEX HFA. In addition, if we enter into co-promotion arrangements or market and sell additional products directly, we may need to significantly expand our sales force.

        Our ability to realize significant revenues from direct marketing and sales activities depends on our ability to attract and retain qualified sales personnel. Competition for these persons is intense. If we are unable to attract and retain qualified sales personnel, we will not be able to successfully expand our marketing and direct sales force on a timely or cost effective basis. We may also need to enter into additional co-promotion arrangements with third parties, for example where our own direct sales force is not large enough or sufficiently well aligned to achieve maximum penetration in the market. We may not be successful in entering into any co-promotion arrangements, and the terms of any co-promotion arrangements may not be favorable to us.

If we or our third-party manufacturers do not comply with current Good Manufacturing Practices, regulations, then the FDA could refuse to approve marketing applications or force us to recall or withdraw our products.

        The FDA and other regulatory authorities require that our products be manufactured according to their Good Manufacturing Practices, or GMP, regulations. The failure by us, our collaborative development partners or third-party manufacturers to comply with current GMP regulations could lead to delay in our development programs or refusal by the FDA to approve marketing applications. Failure in either respect could also be the basis for action by the FDA to withdraw approvals previously granted, to recall products and for other regulatory action.

        On October 22, 2004, we commenced notifying drug wholesalers, hospitals and pharmacies of a manufacturer-initiated voluntary Class III recall of one component of our XOPENEX Inhalation Solution product line, XOPENEX Inhalation Solution Concentrate (1.25mg/0.5mL), which we introduced in August 2004. The recall, which affects only XOPENEX Inhalation Solution Concentrate and no other components of our XOPENEX Inhalation Solution product line, was necessitated by packaging process validation issues relating to the automated process of placing finished vials into a foil pouch. We have suspended manufacture and sale of XOPENEX Inhalation Solution Concentrate until the issues giving rise to the recall have been fully addressed. We do not expect to re-introduce XOPENEX Inhalation Solution Concentrate before the second quarter of 2006. If our manufacturer cannot remedy the GMP deficiencies giving rise to the recall of XOPENEX Inhalation Solution Concentrate, or if these or similar deficiencies are found to extend to other components or our XOPENEX Inhalation Solution product line, our ability to supply product to the market may be limited or interrupted indefinitely, which would have a material adverse effect on our business.

We rely on third-party manufacturers, and this reliance could adversely affect our ability to meet our customers' demands.

        We currently operate a manufacturing plant that we believe can meet our commercial requirements of the active pharmaceutical ingredient for XOPENEX Inhalation Solution, partially fulfill our commercial requirements of the active pharmaceutical ingredient for LUNESTA, and support production of our product candidates in amounts needed for our clinical trials. We do not, however, have the capability to manufacture all of our requirements for the active ingredients of our currently-approved products, and we have no facilities for manufacturing pharmaceutical dosage forms or finished drug products. Developing and obtaining this capability would be time consuming and expensive. Unless and until we develop this capability, we will rely substantially, and in some cases, entirely, on third-party manufacturers. Cardinal Health, Inc. is currently the sole finished goods manufacturer of our XOPENEX Inhalation Solution, Patheon Inc. is the sole manufacturer of LUNESTA brand eszopiclone and 3M will be the sole manufacturer and supplier of XOPENEX HFA. Certain components of XOPENEX HFA are available from only a single source. If Cardinal Health, Patheon, 3M, or any of our sole-source component suppliers experiences delays or difficulties in producing, packaging or delivering XOPENEX Inhalation Solution, LUNESTA, or XOPENEX HFA, as the case may be, we could be unable to meet our customers' demands for such products, which could lead to customer dissatisfaction and damage to our reputation. Furthermore, if we are required to change manufacturers, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines, including FDA guidelines. The delays associated with the verification of a new manufacturer for XOPENEX Inhalation Solution, LUNESTA or XOPENEX HFA could negatively affect our ability to produce such products in a timely manner or within budget.

        3M owns certain proprietary technology required to manufacture our XOPENEX HFA. If 3M is unable or unwilling to fulfill its obligations to us under our agreement, we may be unable to manufacture XOPENEX HFA on terms that are acceptable to us, if at all. Our other current contract manufacturers, as well as any future contract manufacturers, may also independently own technology related to manufacturing of our products. If so, we would be heavily dependent on such manufacturer and such manufacturer could require us to obtain a license in order to have another party manufacture our products.

We could be exposed to significant liability claims that could prevent or interfere with our product commercialization efforts.

        We may be subjected to product liability claims that arise through testing, manufacturing, marketing and sale of pharmaceutical products. These claims could expose us to significant liabilities that could prevent or interfere with our product commercialization efforts. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages. Although we maintain product liability insurance coverage for both the clinical trials and commercialization of our products, it is possible that we will not be able to obtain further product liability insurance on acceptable terms, if at all, and that our insurance coverage may not provide adequate coverage against all potential claims.

We will spend considerable time and money complying with Federal and state laws and regulations and, if we are unable to fully comply with such laws and regulations, we could face substantial penalties.

        We are subject to extensive regulation by Federal and state governments. The laws that directly or indirectly affect our business include, but are not limited to, the following:

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  Federal Medicare and Medicaid Anti-Kickback laws, which prohibit persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce either referral of an individual, or furnishing or arranging for a good or service, for which payment may be made under Federal healthcare programs such as the Medicare and Medicaid programs;

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  other Medicare laws and regulations that establish requirements for coverage and payment for our products, including the amount of such payments;

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  the Federal False Claims Act, which imposes civil and criminal liability on individuals and entities who submit, or cause to be submitted, false or fraudulent claims for payment to the government;

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  the Federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which prohibits executing a scheme to defraud any healthcare benefit program, including private payors and, further, requires us to comply with standards regarding privacy and security of individually identifiable health information and conduct certain electronic transactions using standardized code sets;

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  the Federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

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  the Federal Food, Drug and Cosmetic Act, which regulates manufacturing, labeling, marketing, distribution and sale of prescription drugs and medical devices;

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  the Controlled Substances Act, which regulates handling of controlled substances such as LUNESTA;

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  state and foreign law equivalents of the foregoing;

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  state food and drug laws, pharmacy acts and state pharmacy board regulations, which govern sale, distribution, use, administration and prescribing of prescription drugs; and

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  state laws that prohibit practice of medicine by non-physicians and fee-splitting arrangements between physicians and non-physicians, as well as state law equivalents to the Federal Medicare and Medicaid Anti-Kickback Laws, which may not be limited to government reimbursed items or services.

        If our past or present operations are found to be in violation of any of the laws described above or other governmental regulations to which we or our customers are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines, exclusion from Medicare and Medicaid programs and curtailment or restructuring of our operations. Similarly, if our customers are found non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on us. In addition, if we are required to obtain permits or licenses under these laws that we do not already possess, we may become subject to substantial additional regulation or incur significant expense. Any penalties, damages, fines, curtailment or restructuring of our operations would adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations, and additional legal or regulatory change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management's attention from operating our business and damage our reputation.

If our Medicaid rebate program practices are investigated, the costs could be substantial and could divert the attention of management.

        We are a participant in the Medicaid rebate program established by the Omnibus Budget Reconciliation Act of 1990. Under the Medicaid rebate program, we pay a rebate for each unit of our product reimbursed by Medicaid. The amount of the rebate for each product is set by law. We are also required to pay certain statutorily defined rebates on Medicaid purchases for reimbursement on prescription drugs under state Medicaid plans. Both the Federal government and state governments have initiated investigations into the rebate practices of many pharmaceutical companies to ensure compliance with these rebate programs. Any investigation of our rebate practices could be costly, could divert the attention of our management and could damage our reputation.

We have significant long-term debt and we may not be able to make interest or principal payments when due.

        As of September 30, 2005, our total long-term debt excluding the current portion was approximately $1.2 billion and our stockholders' equity (deficit) was ($212.8) million. None of our 5% debentures due 2007, our 0% Series A notes due 2008, our 0% Series B notes due 2010 nor our 0% notes due 2024 restricts our or our subsidiaries' ability to incur additional indebtedness, including debt that ranks senior to the notes. The 0% notes due 2024 are senior to the Series A notes due 2008 and Series B notes due 2010, which are senior to the 5% debentures due 2007. Additional indebtedness that we incur may in certain circumstances rank senior to or on parity with this debt. Our ability to satisfy our obligations will depend upon our future performance, which is subject to many factors, including factors beyond our control. The conversion prices for the 5% debentures due 2007, 0% Series A notes due 2008 and 0% Series B notes due 2010 are $92.38, $31.89 and $29.84, respectively. On October 31, 2005, the closing sale price of our common stock was $56.25. If the market price for our common stock does not exceed the conversion price, the holders of our outstanding convertible debt may not convert their securities into common stock. Our 0% notes due 2024 are convertible into cash and, if applicable, shares of our common stock at a conversion price of approximately $67.20, at the option of the holders under certain circumstances. We may not be able to make the required cash payments upon conversion of the 0% notes due 2024.

        Historically, we have had negative cash flow from operations. For the nine months ended September 30, 2005, net cash used in operating activities was approximately $50.8 million. Our annual debt service through 2006, assuming no additional interest-bearing debt is incurred and no additional 5% debentures due 2007 are converted, redeemed, repurchased or exchanged, is approximately $22.0 million. Unless we are able to generate sufficient operating cash flow to service our outstanding debt, we will be required to raise additional funds or default on our obligations under the debentures and notes. If revenue generated from sales of XOPENEX Inhalation Solution and LUNESTA do not meet expected levels, it is likely that we would be required to raise additional funds in order to repay our outstanding convertible debt and/or make cash payments upon conversion of the 0% notes due 2024. There can be no assurance that, if required, we would be able to raise the additional funds on favorable terms, if at all.

If we exchange debt for shares of common stock, there will be additional dilution to holders of our common stock.

        As of September 30, 2005, we had approximately $1.2 billion of outstanding convertible debt. In order to reduce future cash interest payments, as well as future payments due at maturity, we may, from time to time, depending on market conditions, repurchase additional outstanding convertible debt for cash; exchange debt for shares of our common stock, warrants, preferred stock, debt or other consideration; or a combination of any of the foregoing. If we exchange shares of our capital stock, or securities convertible into or exercisable for our capital stock, for outstanding convertible debt or use proceeds from the issuance of convertible debt to fund redemption of outstanding convertible debt with a higher conversion ratio, the number of shares that we might issue as a result of such exchanges would significantly exceed the number of shares originally issuable upon conversion of such debt and, accordingly, such exchanges would result in material dilution to holders of our common stock. We cannot assure you that we will repurchase or exchange any additional outstanding convertible debt.

If the estimates we make, or the assumptions on which we rely, in preparing our financial statements prove inaccurate, our actual results may vary from these reflected in our projections and accruals.

        Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, revenues and expenses, the amounts of charges accrued by us and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We cannot assure you, however, that our estimates, or the assumptions underlying them, will be correct. For example, our royalty revenue is recognized based upon our estimates of our collaboration partners' sales during the period and, if these sales estimates are greater than the actual sales that occur during the period, our net income would be reduced. This, in turn, could adversely affect our stock price.

If sufficient funds to finance our business are not available to us when needed or on acceptable terms, then we may be required to delay, scale back, eliminate or alter our strategy for our programs.

        We may require additional funds for our research and product development programs, operating expenses, repayment of debt, the pursuit of regulatory approvals, license or acquisition opportunities and the expansion of our production, sales and marketing capabilities. Historically, we have satisfied our funding needs through collaboration arrangements with corporate partners and equity and debt financings. These funding sources may not be available to us when needed in the future, and, if available, they may not be on terms acceptable to us. Insufficient funds could require us to delay, scale back or eliminate certain of our research and product development programs or to enter into license agreements with third parties to commercialize products or technologies that we would otherwise develop or commercialize ourselves. Our cash requirements may vary materially from those now planned because of factors including:

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  patent developments;

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  licensing or acquisition opportunities;

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  relationships with collaboration partners;

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  the FDA regulatory process;

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  litigation;

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  our capital requirements; and

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  selling, marketing and manufacturing expenses in connection with commercialization of products.

We expect to face intense competition and our competitors have greater resources and capabilities than we have.

        Developments by others may render our products or technologies obsolete or noncompetitive. We expect to encounter intense competition in the sale of our current and future products. If we are unable to compete effectively, our financial condition and results of operations could be materially adversely affected because we may use our financial resources to seek to differentiate ourselves from our competition and because we may not achieve our product revenue objectives. Many of our competitors and potential competitors, which include pharmaceutical companies, biotechnology firms, universities and other research institutions, have substantially greater resources, manufacturing and marketing capabilities, research and development staff and production facilities than we have. The fields in which we compete are subject to rapid and substantial technological change. Our competitors may be able to respond more quickly to new or emerging technologies or to devote greater resources to the development, manufacture and marketing of new products and/or technologies than we can. As a result, any products and/or technologies that we develop may become obsolete or noncompetitive before we can recover expenses incurred in connection with their development.

        In the respiratory market, we compete primarily against generic albuterol. XOPENEX Inhalation Solution and generic albuterol account for the majority of beta-agonist inhalation solution prescriptions. Albuterol has been marketed for many years, is well established and sells at prices substantially lower than XOPENEX Inhalation Solution. To continue successfully marketing XOPENEX Inhalation Solution, we must continue to demonstrate that the efficacy and safety features of the drug outweigh its higher cost. In the sleep disorder market, we face intense competition from established products, such as AMBIEN and SONATA. We also face competition from the newly approved sleep agents ROZEREM and AMBIEN CR. There are also other potentially competitive therapies that are in late-stage clinical development for the treatment of insomnia.

Several class action lawsuits have been filed against us which may result in litigation that is costly to defend and the outcome of which is uncertain and may harm our business.

        We and several of our current and former officers and a current director are named as defendants in several class action complaints which have been filed on behalf of certain persons who purchased our common stock and/or debt securities during different time periods, beginning on various dates, the earliest being May 17, 1999, and all ending on March 6, 2002. These complaints allege violations of the Exchange Act and the rules and regulations promulgated thereunder by the SEC. Primarily they allege that the defendants made certain materially false and misleading statements relating to the testing, safety and likelihood of FDA approval of tecastemizole. On April 11, 2003, two consolidated amended complaints were filed, one on behalf of the purchasers of our equity securities and the other on behalf the purchasers of our debt securities. These consolidated amended complaints reiterate the allegations contained in the previously filed complaints and define the alleged class periods as May 17, 1999 through March 6, 2002. On September 8, 2005, in both the debt purchasers' action and the equity purchasers' action, the district court granted the plaintiff's motion for class certification. The parties are currently engaged in discovery.

        We can provide no assurance as to the outcome of these lawsuits. Any conclusion of these matters in a manner adverse to us would have a material adverse effect on our financial condition and business. In addition, the costs to us of defending any litigation or other proceeding, even if resolved in our favor, could be substantial. Such litigation could also substantially divert the attention of our management and our resources in general. Uncertainties resulting from the initiation and continuation of any litigation or other proceedings could harm our ability to compete in the marketplace.

Fluctuations in the demand for products, the success and timing of collaboration arrangements and regulatory approval, any termination of development efforts, expenses and the results of operations of our subsidiaries will cause fluctuations in our quarterly operating results, which could cause volatility in our stock price.

        Our quarterly operating results are likely to fluctuate significantly, which could cause our stock price to be volatile. These fluctuations will depend on many factors, including:

  •
  timing of product sales and market penetration;

  •
  timing of operating expenses, including selling and marketing expenses and the costs of expanding and maintaining a direct sales force;

  •
  success and timing of regulatory filings and approvals for products developed by us or our licensing partners or for collaborative agreements;

  •
  timing of product launch;

  •
  introduction of competitive products into the market;

  •
  results of clinical trials with respect to products under development;

  •
  success and timing of collaboration agreements for development of our pharmaceutical candidates and development costs for those pharmaceuticals;

  •
  timing of receipt of upfront, milestone or royalty payments under collaboration agreements;

  •
  termination of development efforts of any product under development or any collaboration agreement; and

  •
  timing of expenses we may incur with respect to any license or acquisitions of products or technologies.

We have various mechanisms in place to discourage takeover attempts, which may reduce or eliminate our stockholders' ability to sell their shares for a premium in a change of control transaction.

        Various provisions of our certificate of incorporation and by-laws and of Delaware corporate law may discourage, delay or prevent a change in control or takeover attempt of our company by a third party that is opposed by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have the opportunity to do so. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change of control or change in our management and board of directors. These provisions include:

  •
  preferred stock that could be issued by our board of directors to make it more difficult for a third party to acquire, or to discourage a third party from acquiring, a majority of our outstanding voting stock;

  •
  classification of our directors into three classes with respect to the time for which they hold office;

  •
  non-cumulative voting for directors;

  •
  control by our board of directors of the size of our board of directors;

  •
  limitations on the ability of stockholders to call special meetings of stockholders;

  •
  inability of our stockholders to take any action by written consent; and

  •
  advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by our stockholders at stockholder meetings.

        In addition, in June 2002, our board of directors adopted a shareholder rights plan, the provisions of which could make it more difficult for a potential acquirer of Sepracor to consummate an acquisition transaction.

The price of our common stock historically has been volatile, which could cause you to lose part or all of your investment.

        The market price of our common stock, like that of the common stock of many other pharmaceutical and biotechnology companies, may be highly volatile. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many pharmaceutical and biotechnology companies for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. Prices for our common stock will be determined in the market place and may be influenced by many factors, including variations in our financial results and investors' perceptions of us, and changes in recommendations by securities analysts as well as their perceptions of general economic, industry and market conditions.

Our diluted earnings per share may decrease in the future because we are now required to include the shares issuable upon conversion of our 0% notes due 2024 in our diluted earnings per share calculation.

        Because of our adoption of a recent accounting pronouncement, we are required to include in our diluted earnings per share calculation shares that are contingently issuable upon conversion of a debt instrument, regardless of whether or not the contingency for issuance has been met. This recent accounting pronouncement superseded a prior pronouncement that allowed such contingently issuable shares to be excluded from the diluted earnings per share calculation. Our 0% notes due 2024, unlike our other series of convertible debt, are convertible into common stock only if certain conditions are met and, therefore, we had not previously included the shares issuable upon conversion of such notes in our diluted earnings per share calculation. The inclusion of such contingently convertible shares in our diluted earnings per share calculation has had no effect on our current or prior period diluted earnings per share. However, the inclusion of shares contingently issuable upon conversion of our 0% notes due 2024, may reduce our diluted earnings per share in future periods.

The notes are subordinated in right of payment to our senior indebtedness and are structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

        The notes are unsecured and subordinated in right of payment to our existing and future senior indebtedness, but senior to our 5% convertible subordinated debentures due 2007, 0% Series A convertible senior subordinated notes due 2008 and 0% Series B convertible senior subordinated notes due 2010. As of September 30, 2005, we had approximately $3.3 million of senior indebtedness outstanding. Because the notes are subordinated to our senior indebtedness, in the event of (1) our liquidation or insolvency, (2) a payment default on our senior indebtedness (as defined in "Description of Notes—Subordination of Notes"), (3) a covenant default on our designated senior indebtedness entitling holders of designated senior indebtedness to accelerate their indebtedness or (4) acceleration of the notes, we will be permitted to make payment on the notes only after our senior indebtedness has been paid in full. After paying our senior indebtedness in full, we may not have sufficient assets remaining to pay any or all amounts due on the notes. The indenture for the notes does not restrict the amount of indebtedness, including senior indebtedness, that we may incur.

        In addition, the notes are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. The indenture for the notes does not restrict the amount of indebtedness or other liabilities that our subsidiaries may incur. Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional indebtedness under the indenture. We expect from time to time to incur additional indebtedness and other liabilities, which could affect our ability to pay our obligations under the notes. See "Description of Notes—Subordination of Notes."

There is no public market for the notes, which could impair your ability to sell the notes.

        We have not and do not intend to list the notes on any national securities exchange or to seek the admission of the notes for trading on the Nasdaq National Market. The initial purchaser has advised us that it currently intends to make a market in the notes, but it is not obligated to do so, and if it does make a market in the notes it may stop at any time. As a result, we cannot assure you that a market will develop for the notes or that you will be able to sell your notes. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

Historically, the market for convertible debt has been subject to disruptions that have caused volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruption may not adversely affect the prices at which you may sell your notes.

The trading prices for the notes will be directly affected by the trading prices for our common stock, which are impossible to predict.

        The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

The conversion rate of the notes may not be adjusted for all dilutive events.

        The conversion rate of the notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common shares, the issuance of certain rights or warrants, subdivisions or combinations of our common shares, certain distributions of assets, debt securities, capital stock or cash to holders of our common shares and certain issuer tender or exchange offers as described under "Description of Notes—Conversion of Notes—Conversion Rate Adjustments." The conversion rate will not be adjusted for other events, such as an issuance of common shares for cash, that may adversely affect the trading price of the notes or the common shares. We cannot assure you that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

        The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See "Description of Notes—Conversion Rate Adjustments." If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you would be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. The amount that you would have to include in income will generally be equal to the amount of the distribution that you would have received if you had converted your debentures into our common stock. In addition, non-U.S. holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See "Material United States Federal Tax Considerations."

        If a fundamental change occurs on or prior to October 20, 2009, under certain circumstances, we will increase the conversion rate for notes converted in connection with the fundamental change. The receipt of additional shares in connection with such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. See "Material United States Federal Tax Considerations."

Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

        The conversion of some or all of the notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

        If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Our business could be hurt if management uses the proceeds from this offering ineffectively.

        We used approximately $99.9 million of the net proceeds from this offering to repurchase shares of our common stock concurrently with the offering of the notes. Our management will have flexibility in applying the remaining $386.35 million of the net proceeds of this offering. The failure of our management to apply these proceeds effectively could have a material adverse effect on our business, results of operations and financial condition. See "Use of Proceeds" for a more detailed description of how management intends to apply the proceeds of this offering.

The make whole premium payable on notes converted in connection with certain fundamental changes may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

        If a fundamental change occurs on or prior to October 20, 2009, we will increase the conversion rate by a number of additional shares for any conversions of notes in connection with such fundamental change. The amount of the additional shares will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the transaction constituting the fundamental change, as described below under "Description of Notes—Determination of the Make Whole Premium." While the number of additional shares is designed to compensate you for the lost option time value of your notes as a result of such fundamental change, the amount of the make whole premium is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if a fundamental change occurs after October 20, 2009, or if the price paid per share of our common stock in the transaction constituting the fundamental change is less than $51.69 or greater than $150.00, the conversion rate will not be increased. In no event will the number of shares issuable upon conversion of a note exceed 19.35, regardless of when the fundamental change becomes effective or the price paid per share of our common stock in the transaction constituting the fundamental change.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, operations and financial condition, including statements with respect to the expected timing of completion of phases of our drugs under development, the safety, efficacy and potential benefits of our products under development, expectations with respect to development and commercialization of our products and product candidates, the timing and success of the submission, acceptance and approval of regulatory filings, the scope of patent protection with respect to these product candidates and our products and information with respect to the other plans and strategies for our business and the business of our subsidiaries. All statements other than statements of historical facts included in this prospectus regarding our strategy, future operations, timetables for product testing, regulatory approvals and commercializations, financial position, costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under "Risk Factors," and elsewhere in this prospectus.

        You should read these forward-looking statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other "forward-looking" information. You should be aware that the occurrence of any of the events described under "Risk Factors" and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline.

        We cannot guarantee any future results, levels of activity, performance or achievements. The forward-looking statements contained in this prospectus represent our expectations as of the date of this prospectus and should not be relied upon as representing our expectations as of any other date. Subsequent events and developments will cause our expectations to change. However, while we may elect to update these forward-looking statements, we specifically disclaim any obligation to do so, even if our expectations change.

USE OF PROCEEDS

        All of the notes and the shares of our common stock issuable upon conversion of the notes are being sold by the selling securityholders or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the notes or the shares of our common stock issuable upon conversion of the notes.

DEFICIENCY OF EARNINGS TO FIXED CHARGES
(In Thousands)

        We have not recorded earnings for any of the five years ended December 31, 2004 and therefore are unable to cover fixed charges. Earnings (loss) consists of net (loss) from operations before minority interest and equity in investee gains (losses) plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rental expense that we believe to be representative of interest. The ratio of earnings to fixed charges is not shown since the ratio is less than 1:1 in each year.

	Year Ended December 31,					Nine Months Ended September 30, 2005
	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges(1)	—	—	—	—	—	—

(1)
The coverage deficiency to attain a rate of earnings to fixed charges of 1:1 for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 and the nine months ended September 30, 2005 is $211,138, $224,566, $274,976, $134,015, $294,173 and $20,409, respectively.

DESCRIPTION OF NOTES

        We issued the notes under an indenture dated as of September 22, 2004 between Sepracor and JPMorgan Chase Bank, as trustee. We are required under the registration rights agreement with the initial purchaser to register the resale of the notes and the common stock underlying the notes on a registration statement. We have summarized selected provisions of the indenture, the notes and the registration rights agreement relating to the registration of the notes below. This is a summary and is not complete. It does not contain certain exceptions and qualifications contained in the indenture, the notes and the registration rights agreement. You should read the indenture, form of notes and registration rights agreement that we have filed with the Securities and Exchange Commission, or Commission, for provisions that may be important to you. You may also request a copy of the indenture and registration rights agreement from the trustee. Please read "Where You Can Find More Information" on page 70.

        As used in this "Description of Notes" section, references to "Sepracor," "we," "our" or "us" refer solely to Sepracor Inc. and not to our subsidiaries, unless the context otherwise requires.

General

        The notes are general unsecured obligations of Sepracor. Our payment obligations under the notes are subordinated to our senior indebtedness as described below under "—Subordination of Notes," but are senior to our 5% convertible subordinated debentures due 2007, 0% Series A convertible senior subordinated notes due 2008 and 0% Series B convertible senior subordinated notes due 2010. The notes are not obligations of or guaranteed by any of our subsidiaries.

        The notes are initially limited to $500 million aggregate principal amount. The notes have been issued only in denominations of $1,000 and multiples of $1,000. We use the term "note" in this prospectus to refer to each $1,000 principal amount of notes. The notes will mature on October 15, 2024, unless earlier converted, redeemed or repurchased.

        We may, without the consent of the holders, "reopen" the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

        Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, making investments, incurring debt, including senior indebtedness, granting liens or mortgages, or issuing or repurchasing our securities.

        You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under "—Repurchase at Option of the Holder Upon a Designated Event."

        The notes do not bear interest, and the principal amount does not accrete. We will pay liquidated damages on the notes in certain circumstances described below under "Registration Rights of the Noteholders."

        We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal and premium, if any, on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay liquidated damages by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of

$2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds. However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

        The notes are not subject to a sinking fund provision and are not subject to defeasance or covenant defeasance under the indenture.

Conversion of Notes

        Subject to the conditions described below, holders may convert their notes into cash and, if applicable, shares of our common stock at an initial conversion rate of 14.8816 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $67.20 per share. The conversion rate is subject to adjustment as described below. If the notes have been called for redemption, holders will be entitled to convert their notes from the date of notice of redemption until the close of business on the business day immediately preceding the date of redemption. A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

        Holders may surrender their notes for conversion into cash and, if applicable, shares of our common stock at the applicable conversion rate during the time periods specified below and prior to the close of business on the business day immediately preceding the stated maturity date under any of the following circumstances:

  •
  during any fiscal quarter of ours, and only during such fiscal quarter, beginning after December 31, 2004 if the closing sale prices of our common stock for at least 20 trading days in the 30 trading day period ending on the last day of the immediately preceding quarter is more than 130% of the conversion price per share of common stock on the last day of such preceding quarter; or

  •
  during the five business day period following any five consecutive trading day period in which the trading price (as defined below) per note on each day of such trading period is less than 98% of the closing sale price of our common stock multiplied by the applicable conversion rate on each such day; provided, however, if, on the trading day before the date notes are tendered for conversion, the closing sale price of our common stock is greater than 100% of the conversion price but less than or equal to 130% of the conversion price, then holders surrendering notes for conversion will receive, in lieu of a conversion value (as defined below) based on the applicable conversion rate, a conversion value equal to the principal amount of the notes to be converted; or

  •
  if we have called the notes for redemption; or

  •
  upon the occurrence and continuance of specified corporate transactions; or

  •
  in connection with a transaction or event constituting a fundamental change occurring on or prior to October 20, 2009.

Conversion Upon Satisfaction of Market Price Condition

        A holder may surrender any of its notes for conversion during any fiscal quarter of ours, and only during such fiscal quarter, beginning after December 31, 2004 if the closing sale prices of our common stock, for a period of at least 20 trading days in the period of 30 consecutive trading days ending on the last day of the immediately preceding fiscal quarter, is more than 130% of the conversion price per share of our common stock on the last day of such preceding fiscal quarter.

        The "closing sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported on the Nasdaq National Market or, if our common stock is not listed on the Nasdaq National Market, as reported by the principal U.S. national or regional securities exchange on which our common stock is traded or on any similar U.S. system of automated dissemination of quotations of securities prices.

        The conversion agent will, on our behalf, determine at the beginning of each fiscal quarter whether the notes are convertible as a result of the market price of our common stock and notify us and the trustee.

Conversion Upon Satisfaction of Trading Price Condition

        A holder may surrender any of its notes for conversion during the five business day period following any five consecutive trading day period in which the trading price per note on each day during such trading period is less than 98% of the closing sale price of our common stock multiplied by the applicable conversion rate on each such day; provided, however, if, on the trading day before the date the notes are tendered for conversion, the closing sale price of the common stock is greater than 100% of the conversion price but less than or equal to 130% of the conversion price, then holders surrendering notes for conversion will receive, in lieu of a conversion value (as defined below) based on the applicable conversion rate, a conversion value equal to the principal amount of the notes to be converted.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such date the notes are tendered for conversion from two independent nationally recognized securities dealers we select, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid shall be used. If on any day the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount at maturity of the notes from a nationally recognized securities dealer, then the trading price of the notes on that day will be deemed to be less than 98% of the product of (a) the applicable conversion rate of the notes multiplied by (b) the closing sale price of our common stock on such date the notes are tendered for conversion.

        JPMorgan Chase Bank, as trustee, will determine the trading price after being requested to do so by us. We will have no obligation to make that request unless a holder of notes provides us with reasonable evidence that the trading price of the notes may be less than 98% of the closing sale price of our common stock multiplied by the applicable conversion rate. If a holder provides such evidence, we will instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per note is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate.

Conversion Upon Notice of Redemption

        A holder may surrender for conversion any of its notes at any time following our notice of redemption until the close of business one business day prior to the redemption date, even if the notes are not otherwise convertible at such time. If a holder has already delivered a repurchase notice or a designated event repurchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

        If we elect to:

  •
  distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the current market price at the time, or

  •
  distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 7.5% of the closing sale price of our common stock on the day preceding the declaration date for such distribution, we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, you may surrender your notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. You may not convert your notes under this conversion upon specified corporate transactions trigger if you will otherwise participate in the distribution without conversion.

        In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, you may surrender your notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction, unless the transaction occurs on or prior to October 20, 2009 and also constitutes a fundamental change, in which case the notes will be convertible as described under "—Conversion Upon a Fundamental Change." If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, regardless of whether the transaction constitutes a fundamental change, then after the effective time of the transaction, the conversion value and the net share amount (as defined below) will be based on the kind and amount of cash, securities or other property that you would have received if you had converted your notes immediately prior to the transaction. In addition, if you convert your notes following the effective time of the transaction, the net share amount will be paid based on the kind and amount of such cash, securities or other property. If the transaction also constitutes a designated event, as defined below under "—Repurchase at Option of the Holder Upon a Designated Event," you can require us to purchase all or a portion of your notes as described under "—Repurchase at Option of the Holder Upon a Designated Event."

Conversion Upon a Fundamental Change

        We must give notice to all record holders and to the trustee at least 10 trading days prior to the anticipated effective date of any designated event, which is defined on page 37, that is a fundamental change, which is also defined on page 37, occurring on or prior to October 20, 2009. Within 30 days after the occurrence of any such fundamental change, we are obligated to give to the holders of the notes notice of the fundamental change and of the repurchase right arising as a result of the fundamental change as described under "—Repurchase at Option of the Holder Upon a Designated Event" below. We must also deliver a copy of this notice to the trustee. You may surrender notes for conversion at any time beginning 10 trading days before the anticipated effective date of the fundamental change occurring on or prior to October 20, 2009 and until the fundamental change repurchase date. However, you will not receive the conversion value of the notes you surrender for conversion in connection with such fundamental change until the applicable fundamental change stock price, which is defined on page 34, has been determined. If you convert your notes in connection with a fundamental change occurring on or prior to October 20, 2009, we will increase the conversion rate by an additional number of shares as described below under "—Determination of Make Whole Premium." If you convert your notes following the effective time of a fundamental change, the conversion value and the net share amount will be based on the kind and amount of cash, securities or other property that you would have received if you had converted your notes immediately prior to such fundamental change.

Conversion Rate and Conversion Procedures

        The initial conversion rate is 14.8816 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $67.20 per share of common stock.

        Subject to certain exceptions described above under "—Conversion Upon Satisfaction of Trading Price Condition," "—Conversion Upon Specified Corporate Transactions," and "—Conversion Upon a Fundamental Change" once notes are tendered for conversion, holders tendering the notes will be entitled to receive, per $1,000 principal amount of notes, cash and, if applicable, shares of our common stock, the aggregate value of which (the "conversion value") will be equal to the product of:

        (1)   the conversion rate in effect on the conversion date; and

        (2)   the average of the daily volume weighted average price of our common stock for each of the five consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) beginning on the second trading day immediately following the day the notes are tendered for conversion, which we refer to in this prospectus as the five day weighted average price. The "volume weighted average price" per share of our common stock on any trading day will be the volume weighted average price on the Nasdaq National Market or, if our common stock is not listed on the Nasdaq National Market, on the principal exchange or over-the-counter market on which our common stock is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day as displayed by Bloomberg (Bloomberg key-strokes: SEPR Equity VAP) (or if such volume weighted average price is not available, the market value of one share on such trading day as our board of directors determines in good faith using a volume weighted method).

        Subject to certain exceptions described above and under "—Conversion Upon Satisfaction of Trading Price Condition," "—Conversion Upon Specified Corporate Transactions," and "—Conversion Upon a Fundamental Change" we will deliver the conversion value of the notes surrendered for conversion to converting holders as follows:

        (1)   an amount in cash, which we refer to as the principal return, equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted;

        (2)   if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in whole shares, which we refer to as the net shares, determined as set forth below, equal to such aggregate conversion value less the principal return, which we refer to as the net share amount; and

        (3)   an amount in cash in lieu of any fractional shares of common stock.

        The number of net shares to be paid will be determined by dividing the net share amount by the five day weighted average price. The cash payment for fractional shares also will be based on the five day weighted average price.

        The conversion value, principal return, net share amount and the number of net shares will be determined by us at the end of the five consecutive trading day period beginning on the second trading day immediately following the day the notes are tendered for conversion.

        We will pay the principal return and cash in lieu of fractional shares and deliver the net shares, if any, as promptly as practicable after the date the notes are tendered for conversion, but in no event later than three business days thereafter.

        Delivery of the principal return, net shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the notes.

        If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the notes are in certificated form, with the certificated security, to the conversion agent who will, on your behalf, convert the notes into cash and, if applicable, common stock. Alternatively, if you own a beneficial interest in notes evidenced by a global note, you must comply with DTC procedures for conversion in respect of your beneficial interest. The "conversion date" is the later of the date the notes are tendered for conversion and the date on which a holder satisfies the foregoing requirements. You may obtain copies of the required form of the conversion notice from the conversion agent.

Conversion Rate Adjustments

        We will adjust the conversion rate if any of the following events occurs:

        (1)   We issue common stock as a dividend or distribution to all holders of our common stock.

        (2)   We issue to all holders of common stock certain rights or warrants to purchase our common stock, for a period expiring within 45 days of the record date for such issuance, at a price per share that is less than the average closing sale prices of our common stock for the 10 trading days preceding the date fixed for determination of stockholders entitled to receive such rights or warrants.

        (3)   We subdivide or combine our common stock.

        (4)   We distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including cash or securities but excluding rights or warrants specified above and dividends or distributions specified above.

        If we distribute to all holders of our common stock capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then, unless we distribute such capital stock or similar equity interests to holders of notes in such distribution, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales price of those securities (where such closing sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

        If we distribute cash to all holders of our common stock, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up, the conversion rate will be adjusted by multiplying:

  •
  the conversion rate by

  •
  a fraction, the numerator of which will be the current market price of our common stock on the record date and the denominator of which will be the current market price of our common stock on the record date minus the amount per share of such dividend or distribution.

        (5)   We or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

        (6)   Someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer.

        The adjustment referred to in this clause (6) will only be made if:

  •
  the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and

  •
  the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (6) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

        "Current market price" of our common stock on any day means the average of the closing price per share of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the "ex-date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, "ex-date" means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

        To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving us; or

  •
  a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes after the effective date of such event the conversion value and the net share amount will be based on the kind and amount of cash, securities or other property that you would have received if you had converted your notes immediately prior to the transaction. In addition, if you convert your notes following the effective time of the transaction, the net share amount will be paid based on the kind and amount of such cash, securities or other property.

        We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Material United States Federal Tax Considerations—U.S. Holders—Constructive Dividends."

        The holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of notes in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See "Material United States Federal Tax Considerations—U.S. Holders—Constructive Dividends" and "—Non-U.S. Holders—Withholding Tax."

        Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Determination of the Make Whole Premium

        We will increase the conversion rate by an additional number of shares of our common stock upon conversion of any notes in connection with a fundamental change on or prior to October 20, 2009, as described above under "—Conversion of Notes—Conversion Upon a Fundamental Change." The number of additional shares that we will issue upon a fundamental change will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, or the effective date, and the price paid per share of our common stock in the transaction constituting the fundamental change, which we refer to as the fundamental change stock price. If holders of our common stock receive only cash in the fundamental change, the fundamental change stock price shall be the cash amount paid per share. Otherwise the fundamental change stock price shall be the average closing sale price of our common stock, which will be determined as described above in "—Conversion of Notes—Conversion Upon Satisfaction of Market Price Condition", on the 10 trading days up to but not including the effective date.

        The fundamental change stock prices set forth in the first row of the table will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted fundamental change stock prices will equal the fundamental change stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the fundamental change stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares that we will issue upon a fundamental change will be adjusted in the same manner as the conversion rate as set forth under "—Conversion Rate Adjustments", other than by operation of an adjustment to the conversion rate by adding the additional shares as described above.

        The following table sets forth the number of additional shares per $1,000 principal amount of notes that we will issue upon a fundamental change:

	Fundamental Change Stock Price
Effective Date of Fundamental Change
	$51.69	$53.00	$54.00	$55.00	$57.50	$60.00	$62.50	$65.00	$70.00	$75.00	$85.00	$95.00	$100.00	$125.00	$150.00
September 22, 2004	4.7	4.4	4.3	4.1	3.7	3.4	3.1	2.9	2.4	2.1	1.5	1.1	1.0	0.5	0.3
October 15, 2005	4.9	4.6	4.4	4.3	3.9	3.5	3.2	2.9	2.4	2.0	1.5	1.1	0.9	0.4	0.2
October 15, 2006	5.0	4.7	4.5	4.3	3.9	3.5	3.2	2.9	2.3	1.9	1.3	0.9	0.8	0.4	0.2
October 15, 2007	5.0	4.7	4.5	4.3	3.8	3.4	3.0	2.7	2.1	1.7	1.1	0.7	0.6	0.2	0.1
October 15, 2008	4.8	4.4	4.2	4.0	3.4	3.0	2.6	2.2	1.7	1.2	0.7	0.4	0.3	0.1	0.0
October 15, 2009	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

        The exact stock price and effective date of any given fundamental change may not be set forth on the table.

        If the fundamental change stock price is in excess of $150.00 per share, subject to adjustment, we will not increase the conversion rate by any additional shares.

        If the fundamental change stock price is less than $51.69 per share, subject to adjustment, we will not increase the conversion rate by any additional shares.

        Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion of a note exceed an aggregate of 19.35 shares of common stock, subject to adjustment.

        The receipt of these additional shares upon a fundamental change may be treated as a distribution subject to U.S. federal income tax as a dividend. See "Material United States Federal Tax Considerations—U.S. Holders—Constructive Dividends" and "—Non-U.S. Holders—Withholding Tax."

Optional Redemption by Sepracor

        We will have the right to redeem the notes in whole or in part, at any time or from time to time, on or after October 20, 2009 upon not less than 30 nor more than 60 days' prior notice by mail, for a cash price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid liquidated damages to the redemption date.

        If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed by lot, on a pro rata basis or by another method the trustee considers appropriate.

        If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

        In the event of any redemption in part, we will not be required to:

  •
  issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed, or

  •
  register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Repurchase Rights

        Holders have the right to require us to repurchase for cash the notes on October 15 of 2009, 2014 and 2019, each of which we refer to as a "repurchase date," at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid liquidated damages, if any to, but excluding the repurchase date. We will be required to repurchase any outstanding notes for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the last business day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related notes. Our repurchase obligation will be subject to some additional conditions.

        Unless we have issued a redemption notice to redeem the notes, we will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

        Your notice electing to require us to repurchase your notes must state:

  •
  if certificated notes have been issued, the notes' certificate numbers (if not certificated, the notice must comply with appropriate DTC procedures);

  •
  the portion of the principal amount of notes to be repurchased, in multiples of $1,000; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes.

        You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the last business day prior to the repurchase date. The notice of withdrawal must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes (if not certificated, the notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the repurchase date, then, on and after the business day following the repurchase date

  •
  the notes will cease to be outstanding;

  •
  liquidated damages, if any, will cease to accrue; and

  •
  all other rights of the holder will terminate.

        This will be the case whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent.

        We may be unable to repurchase the notes on any of the repurchase dates, or may not have enough funds to repurchase the notes on any of the repurchase dates. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances or may provide that a repurchase of notes constitutes an event of default under that agreement. If we are required to repurchase the notes at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, the subordination provisions of the indenture would restrict payments to the holders of notes.

        We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may be applicable at the time. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes at your option.

Repurchase at Option of the Holder Upon a Designated Event

        If a designated event occurs at any time prior to the maturity of the notes, you may require us to repurchase your notes, in whole or in part, on a date that is not less than 20 nor more than 30 business days after the date of our notice of the designated event, which we refer to as a designated event repurchase date. The notes will be repurchased only in integral multiples of $1,000 principal amount.

        We will repurchase the notes at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid liquidated damages, if any, to, but excluding, the designated event repurchase date. If such designated event repurchase date falls after a record date for the payment of liquidated damages and on or prior to the corresponding payment date, we will pay the full amount of accrued and unpaid liquidated damages payable on such payment date to the holder of record on the close of business on the corresponding record date.

        We will mail to all record holders a notice of a designated event within 10 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. If you elect to require us to repurchase your notes, you must deliver to us or our designated agent, prior to the close of business on the designated event repurchase date specified in our designated event notice, your repurchase notice and any notes to be repurchased, duly endorsed for transfer. We will promptly pay the repurchase price for notes surrendered for repurchase following the designated event repurchase date.

        You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the designated event repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate number of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its corporate trust office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the designated event repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the designated event repurchase date, then, on and after the business day following the designated event repurchase date:

  •
  the note will cease to be outstanding;

  •
  liquidated damages, if any, will cease to accrue; and

  •
  all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

        This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

        A "designated event" will be deemed to have occurred upon a fundamental change or a termination of trading.

        A "fundamental change" will be deemed to have occurred if after the notes are originally issued any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) occurs in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive consideration, less than 90% of which is common stock that (x) is listed on, or immediately after the transaction or event will be listed on, a U.S. national securities exchange, or (y) is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices.

        Notwithstanding any provision of Rule 13d-3(d) under the Exchange Act, for purposes of calculating beneficial ownership as described in the preceding paragraph, beneficial ownership shall not include the right to acquire our common stock through the exercise of any option, warrant or right, or through the conversion of any security (as such terms are used in Rule 13d-3 under the Exchange Act), to the extent that such option is written, such right is granted, or such warrant or security is issued, in each case, by us.

        A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national or regional securities exchanges nor approved for trading on the Nasdaq National Market, Nasdaq SmallCap Market or any similar United States system of automated dissemination of quotations of securities prices.

        We will comply with any applicable provisions of Rule 13e-4 and any other applicable tender offer rules under the Exchange Act in the event of a designated event.

        These designated event repurchase rights could discourage a potential acquirer of Sepracor. However, this designated event repurchase feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "designated event" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. No notes may be repurchased by us at the option of holders upon a designated event if the principal amount of the notes has been accelerated and such acceleration has not been rescinded.

        We may be unable to repurchase the notes in the event of a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, or if a designated event would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of notes.

Subordination of Notes

        The notes are subordinated to the prior payment in full of all of our senior indebtedness (as defined below). The notes also are effectively subordinated to all indebtedness (as defined below) of our subsidiaries. The subordination of the notes will not prevent the occurrence of any event of default under the indenture. In addition, the notes are senior in right of payment to our 5% convertible subordinated debentures due 2007, 0% Series A convertible senior subordinated notes due 2008 and 0% Series B convertible senior subordinated notes due 2010.

        In the event of any acceleration of the notes because of an event of default under the indenture, the holders of any senior indebtedness then outstanding would be entitled to payment in full before the holders of the notes are entitled to receive any payment or distribution. The indenture requires that we promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

        We also may not make any payment upon or in respect of the notes, including upon repurchase, if:

  •
  we are in default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of senior indebtedness, or

  •
  we are in default with respect to designated senior indebtedness (as defined below), the default permits a holder of the designated senior indebtedness to accelerate its maturity and the trustee receives a written notice of payment blockage from us or another person permitted to give the notice under the indenture.

        If we are in payment default on senior indebtedness, we will be permitted to resume payment on the notes on the date on which the default is cured, waived or otherwise ceases to exist.

        If we are in default on designated senior indebtedness, we will be permitted to resume payment on the earlier of:

  •
  the date on which the default is cured, waived or ceases to exist, or

  •
  179 days after the date on which the applicable payment blockage notice is received by the trustee,

so long as the maturity of the designated senior indebtedness has not been accelerated and no payment default on senior indebtedness has occurred. If a payment default on senior indebtedness has occurred, then we will be permitted to resume payment on the notes on the date on which the payment default on the senior indebtedness is cured, waived or otherwise ceases to exist.

        We may not commence any new period of payment blockage pursuant to a payment blockage notice unless and until 365 days have elapsed since the initial effectiveness of the immediately preceding payment blockage notice. No default on designated senior indebtedness that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

        In the event that any holder of the notes receives any kind of payment or distribution of our assets in contravention of any of the subordination provisions of the indenture before all senior indebtedness is paid in full, then the payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

        Any right that we have to receive the assets of any of our subsidiaries upon that subsidiary's liquidation or reorganization, and the consequent right of the holders of the notes to receive a portion of these assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors.

        Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available for any payment. In addition, the payment of dividends and the making of loans and advances by our subsidiaries to us may be subject to statutory, contractual or other restrictions and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

        As of September 30, 2005, we had approximately $440 million in aggregate principal amount of 5% convertible subordinated debentures due 2007, $72.8 million in aggregate principal amount of 0% Series A convertible senior subordinated notes due 2008, $148 million in aggregate principal amount of 0% Series B convertible senior subordinated notes due 2010 and approximately $3.3 million of senior indebtedness. The indenture does not limit the amount of additional indebtedness, including senior indebtedness, that we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that any of our subsidiaries can create, incur, assume or guarantee.

        We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.

        The term "designated senior indebtedness" means any senior indebtedness which is expressly designated by Sepracor and the holder of senior indebtedness as designated senior indebtedness now or in the future.

        The term "indebtedness" means, with respect to any person, and without duplication:

  •
  all indebtedness or obligations for (i) borrowed money, or (ii) evidenced by bonds, debentures, notes or similar instruments, in either case except accounts payable and accrued liabilities incurred in the ordinary course of business in connection with obtaining materials or services;

  •
  all reimbursement obligations with respect to letters of credit, bank guarantees or bankers' acceptances;

  •
  all obligations in respect of leases of real or personal property or assets which are required to be accounted for as capital lease obligations under generally accepted accounting principles;

  •
  all obligations with respect to interest rates, swaps, caps, collar agreements, foreign currency hedges, exchanges, purchase or similar agreements;

  •
  all indebtedness of others guaranteed by us;

  •
  all indebtedness secured by a lien on our assets; and

  •
  all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind or type described in the bullets above.

        The term "senior indebtedness" means any principal, premium, interest, including all interest that accrues during a bankruptcy case, regardless of whether such interest is allowed as a claim in such case, rent payable on or in connection with, and all fees and expenses in connection with our indebtedness. This includes any indebtedness outstanding on the date of the indenture or incurred, assumed or guaranteed by us thereafter. However, if any instrument evidencing indebtedness or the assumption or guarantee of indebtedness specifically provides that the indebtedness is not senior to the notes, or provides that it is equal to or junior to the notes, then that indebtedness will not constitute senior indebtedness. In addition, our 0% Series A convertible senior subordinated notes due 2008, our 0% Series B convertible senior subordinated notes due 2010, our 5% convertible subordinated debentures due 2007, the notes and any indebtedness owed by us to any majority-owned subsidiary of ours do not constitute senior indebtedness under the indenture. The notes do constitute senior indebtedness or senior obligations under the indentures governing the 5% convertible subordinated debentures due 2007, 0% Series A convertible senior subordinated notes due 2008 and 0% Series B convertible senior subordinated notes due 2010.

Merger and Sale of Assets by Sepracor

        The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease all or substantially all of our properties or assets to another person, unless among other items:

  •
  we are the surviving person, or the resulting, surviving or transferee person, if other than us is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  the successor person, if other than us, assumes, by supplemental indenture satisfactory in form to the trustee, all of our obligations under the notes and the indenture;

  •
  after giving effect to such transaction, there is no event of default under the indenture, and no event which, after notice or passage of time or both, would become an event of default; and

  •
  we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such transaction complies with these requirements.

        When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default; Notice and Waiver

        The following will be events of default with respect to a series of the notes under the indenture:

  •
  we fail to pay principal or premium, if any, when due at maturity, upon repurchase or otherwise on the notes, whether or not the payment is prohibited by subordination provisions;

  •
  we fail to pay liquidated damages, if any, on the notes, when due and such failure continues for a period of 30 days, whether or not the payment is prohibited by subordination provisions of the indenture;

  •
  we fail to provide timely notice of a designated event;

  •
  we fail to perform or observe any of the covenants in the indenture for 60 days after written notice to us from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes);

  •
  payment defaults or other defaults causing acceleration of indebtedness prior to maturity, where the principal amount of the indebtedness subject to such defaults aggregates $25 million or more;

  •
  we fail to pay the principal return or deliver the net shares upon conversion of the notes within the time period required by the indenture, and such failure continues for a period of 5 days; or

  •
  certain events involving our bankruptcy, insolvency or reorganization.

        The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, premium or liquidated damages, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

        If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of a series of notes affected thereby then outstanding may declare the principal, premium, if any, and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, premium, if any, and liquidated damages, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, or liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

        Payments of principal, premium, if any, or liquidated damages, if any, on the notes that are not made when due will accrue interest from the required payment date at the annual rate of 1%.

        The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

        No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or liquidated damages, unless:

  •
  the holder has given the trustee written notice of an event of default;

  •
  the holders of at least 25% in principal amount of a series of notes affected thereby then outstanding make a written request to the trustee to pursue the remedy;

  •
  the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee;

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

  •
  the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver

        The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

  •
  extend the fixed maturity of any note;

  •
  reduce the rate or extend the time for payment of liquidated damages of any note;

  •
  reduce the principal amount or premium of any note;

  •
  reduce any amount payable upon repurchase of any note;

  •
  adversely change our obligation to repurchase any note upon a designated event or any repurchase date, or change the time at which the debentures may or must be redeemed or repurchased;

  •
  impair the right of a holder to institute suit for payment on any note;

  •
  change the currency in which any note is payable;

  •
  impair the right of a holder to convert any note or reduce the number of shares of common stock or the amount of any other property receivable upon conversion;

  •
  adversely modify, in any material respect, the subordination provisions of the indenture;

  •
  reduce the quorum or voting requirements under the indenture;

  •
  subject to specified exceptions, modify certain provisions of the indenture relating to modification or waiver of provisions of the indenture; or

  •
  reduce the percentage of notes required for consent to any modification of the indenture.

        We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Form, Denomination and Registration

        The notes will be issued:

  •
  in fully registered form; and

  •
  in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Note, Book-Entry Form

        Notes will be evidenced by one or more global notes. We will deposit the global note or notes with DTC and register the global notes in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC. Transfers between DTC participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

        Holders who are not participants may beneficially own interests in a global note held by DTC only through DTC participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a DTC participant, either directly or. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

  •
  not be entitled to have certificates registered in their names; and

  •
  not be considered holders of the global note (other than in an enforcement by such owner of a beneficial interest to exchange such beneficial interest for notes in certificated form).

        We will pay the liquidated damages, if any, and the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each payment date or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC, its participants or its indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more DTC participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants. DTC participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among DTC participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

        We will issue the notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global note may be exchanged for definitive certificated notes upon a request by the holder of a beneficial interest in the global note through DTC to exchange such beneficial interest for a note in accordance with customary procedures. We may determine at any time and in our sole discretion that notes shall no longer be represented by global notes, in which case we will issue certificates in definitive form in exchange for the global notes.

Restrictions on Transfer, Legends

        The notes will be subject to transfer restrictions and certificates for the notes will bear a legend to this effect.

Registration Rights of the Noteholders

        In connection with the issuance of the notes, we entered into a registration rights agreement with the initial purchaser. Under the registration rights agreement, we agreed to:

  •
  file a shelf registration statement with the SEC covering resale of the registrable securities within 90 days after the closing date;

  •
  use our reasonable best efforts to cause the shelf registration statement to become effective within 180 days of the closing date; and

  •
  use our reasonable best efforts to keep the shelf registration statement effective for two years following its initial effectiveness or, if it occurs sooner, until the date there are no longer any registrable securities.

        When we use the term "registrable securities" in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

  •
  the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

  •
  the expiration of the holding period with respect to the registrable securities under Rule 144(k) under the Securities Act;

  •
  the sale of the registrable securities to the public pursuant to Rule 144 under the Securities Act; and

  •
  the registrable securities cease to be outstanding.

        We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed 45 days. In addition, multiple suspension periods shall not, in the aggregate, exceed:

  •
  45 days in any three-month period; or

  •
  90 days in any 12-month period.

        Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any three-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions.

        We will pay predetermined liquidated damages in the event the shelf registration statement is not timely filed or made effective as described above or the prospectus included in the registration statement is unavailable for periods in excess of those permitted above. Those additional amounts will accrue until such failure to file or to become effective or unavailability is cured in respect of any notes at a rate per year equal to 0.25% of the outstanding principal amount thereof for the first 90 days after the occurrence of the event and 0.50% of the outstanding principal amount thereof after the first 90 days.

        We will pay such liquidated damages semiannually in arrears, with the first semiannual payment due on the first October 15 or April 15 to occur after the date on which such liquidated damages begin to accrue. The record dates for the payment of liquidated damages will be the October 1 or April 1 preceding a liquidated damages payment date, as applicable.

        A holder who elects to sell registrable securities pursuant to the shelf registration statement will be required to:

  •
  be named as a selling securityholder in the related prospectus;

  •
  deliver a prospectus to purchasers; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement we will:

  •
  pay all expenses of the shelf registration statement;

  •
  provide each registered holder copies of the prospectus;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

        The plan of distribution of the shelf registration statement will permit resales of registrable securities by selling security holders though brokers and dealers.

Rule 144A Information Request

        We will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee

        We have appointed JPMorgan Chase Bank, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

        The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 240,000,000 shares of common stock, $.10 par value, and 1,000,000 shares of preferred stock, $1.00 par value. As of March 1, 2005, 103,652,242 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Description of Common Stock

        Holders of shares of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Shares of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Description of Preferred Stock

        Our board of directors is authorized, without stockholder approval, but subject to any limitations prescribed by law, to issue up to 1,000,000 shares of preferred stock, in one or more series. Each such series will have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as will be determined by the board of directors.

Description of Preferred Stock Purchase Rights

        On June 3, 2002, our board of directors declared a dividend of one preferred stock purchase right, referred to as the rights, for each outstanding share of our common stock to stockholders of record at the close of business on June 21, 2002, the record date. Each right entitles the registered holder to purchase from us one one-thousandth (1/1000th) of a share of Series A Junior Participating Preferred Stock, $1.00 par value per share, at a purchase price of $175.00 in cash, subject to adjustment. The description and terms of the Rights are set forth in the rights agreement between Sepracor and Equiserve Trust Company.

        Initially, the rights are not exercisable and will be attached to all certificates representing outstanding shares of common stock, and no separate certificates representing the rights will be distributed. The rights will separate from the common stock, and the "distribution date" will occur, upon the earlier of (i) 10 business days following the later of (a) the first date of a public announcement that a person or group of affiliated or associated persons, referred to as an acquiring person, has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock or (b) the first date on which an executive officer of Sepracor has actual knowledge that an acquiring person has become such, referred to as the stock acquisition date, or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of common stock. The distribution date may be deferred in circumstances determined by our board of directors. In addition, certain inadvertent acquisitions will not trigger the occurrence of the distribution date. Until the distribution date (or earlier redemption or expiration of the rights), (i) the rights will be evidenced by the common stock certificates outstanding on the record date, together with the summary of rights set forth in the rights agreement to be mailed to stockholders, or by new common stock certificates issued after the record date that contain a notation incorporating the rights agreement by reference, (ii) the rights will be transferred with and only with such common stock certificates; and (iii) the surrender for transfer of any certificates for common stock outstanding (with or without a copy of the summary of rights or such notation) will also constitute the transfer of the rights associated with the common stock represented by such certificate.

        The rights will not be exercisable until the distribution date and will expire upon the close of business on June 3, 2012, which is the final expiration date unless earlier redeemed or exchanged as described below. As soon as practicable after the distribution date, separate rights certificates will be mailed to holders of record of the common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. Except as otherwise determined by our board of directors, and except for shares of common stock issued upon exercise, conversion or exchange of then outstanding options, convertible or exchangeable securities or other contingent obligations to issue shares or pursuant to any employee benefit plan or arrangement, only shares of common stock issued prior to the distribution date will be issued with rights.

        In the event that any person becomes an acquiring person, unless the event causing the 20% threshold to be crossed is a Permitted Offer (as defined in the rights agreement), then, promptly following the first occurrence of such event, each holder of a right (except as provided below and in Section 7(e) of the rights agreement) shall thereafter have the right to receive, upon exercise, that number of shares of our common stock (or, in certain circumstances, cash, property or other securities of Sepracor) which equals the exercise price of the right divided by 50% of the Current Market Price (as defined in the rights agreement) per share of common stock at the date of the occurrence of such event. However, rights are not exercisable following such event until such time as the rights are no longer redeemable by us as described below. Notwithstanding any of the foregoing, following the occurrence of such event, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void. The event summarized in this paragraph is referred to as a "Section 11(a)(ii) Event."

        For example, at an exercise price of $175 per right, each right not owned by an acquiring person (or by certain related parties) following a Section 11(a)(ii) Event would entitle its holder to purchase for $175 such number of shares of our common stock (or other consideration, as noted above) as equals $175 divided by one-half of the Current Market Price of the common stock. Assuming that our common stock had a market price of $87.50 per share at such time, the holder of each valid right would be entitled to purchase four shares of our common stock, having a market value of 4 × $87.50, or $350, for $175.

        In the event that, at any time after any person becomes an acquiring person, (i) Sepracor is consolidated with, or merged with and into, another entity and Sepracor is not the surviving entity of such consolidation or merger (other than a consolidation or merger which follows a Permitted Offer) or if Sepracor is the surviving entity, but shares of our outstanding common stock are changed or exchanged for stock or securities (of any other person) or cash or any other property, or (ii) more than 50% of Sepracor's assets or earning power is sold or transferred, each holder of a right (except rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price of the right divided by 50% of the Current Market Price of such common stock at the date of the occurrence of the event. The events summarized in this paragraph are referred to as "Section 13 Events." A Section 11(a)(ii) Event and Section 13 Events are collectively referred to as "Triggering Events."

        For example, at an exercise price of $175 per right, each valid right following a Section 13 Event would entitle its holder to purchase for $175 such number of shares of common stock of the acquiring company as equals $175 divided by one-half of the Current Market Price of such common stock. Assuming that such common stock had a market price of $87.50 per share at such time, the holder of each valid right would be entitled to purchase four shares of common stock of the acquiring company, having a market value of 4 × $87.50, or $350, for $175.

        At any time after the occurrence of a Section 11(a)(ii) Event, when no person owns a majority of our common stock, our board of directors may exchange the rights (other than rights owned by such acquiring person which have become void), in whole or in part, at an exchange ratio of one share of our common stock, or one one-thousandth (1/1000th) of a share of Series A Junior Participating Preferred Stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

        The purchase price payable, and the number of units of Series A Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Junior Participating Preferred Stock, (ii) if holders of the Series A Junior Participating Preferred Stock are granted certain rights or warrants to subscribe for Series A Junior Participating Preferred Stock or convertible securities at less than the then-Current Market Price of the Preferred Stock, or (iii) upon the distribution to holders of the Series A Junior Participating Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings) or of subscription rights or warrants (other than those referred to above). The number of rights associated with each share of common stock is also subject to adjustment in the event of a stock split of our common stock or a stock dividend on our common stock payable in our common stock or subdivisions, consolidations or combinations of our common stock occurring, in any such case, prior to the distribution date.

        With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional shares of Series A Junior Participating Preferred Stock (other than fractions which are integral multiples of one one-thousandth of a share of Series A Junior Participating Preferred Stock) will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Junior Participating Preferred Stock on the last trading date prior to the date of exercise.

        Series A Junior Participating Preferred Stock purchasable upon exercise of the rights will not be redeemable. Each share of Series A Junior Participating Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, a minimum preferential quarterly dividend payment of $10 per share or, if greater, an aggregate dividend of 1000 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $1000 per share, plus an amount equal to accrued and unpaid dividends, and will be entitled to an aggregate payment of 1000 times the payment made per share of our common stock.

        Each share of Series A Junior Participating Preferred Stock will have 1000 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which our common stock is changed or exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 1000 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of one one-thousandth of a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each right should approximate the value of one share of our common stock.

        At any time prior to the earlier of the tenth business day (or such later date as may be determined by our board of directors) after the stock acquisition date, we may redeem the rights in whole, but not in part, at a redemption price of $0.001 per right, payable in cash or stock. Immediately upon the redemption of the rights or such earlier time as established by our board of directors in the resolution ordering the redemption of the rights, the rights will terminate and the only right of the holders of rights will entitled be to receive the redemption price. The rights may also be redeemable following certain other circumstances specified in the rights agreement.

        Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Sepracor, including, without limitation, the right to vote or to receive dividends. Although the distribution of the rights should not be taxable to stockholders or to Sepracor, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for our common stock (or other consideration) or for common stock of the acquiring company as set forth above.

        Any provision of the rights agreement, other than the redemption price, may be amended by our board of directors prior to such time as the rights are no longer redeemable. Once the rights are no longer redeemable, our board of directors' authority to amend the rights is limited to correcting ambiguities or defective or inconsistent provisions in a manner that does not adversely affect the interest of holders of rights.

        The rights are intended to protect our stockholders in the event of an unfair or coercive offer to acquire Sepracor and to provide our board of directors with adequate time to evaluate unsolicited offers. The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Sepracor without conditioning the offer on a substantial number of rights being acquired. The rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of Sepracor and our stockholders, as determined by a majority of our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors.

Description of Outstanding Convertible Debt

  5% Convertible Subordinated Debentures

        On February 14, 2000 and March 9, 2000, we issued an aggregate of approximately $460 million of 5% convertible subordinated debentures due 2007. The 5% debentures are convertible into shares of common stock, at the option of the holder, at a conversion price of $92.38 per share, subject to certain adjustments. Interest on the 5% debentures is payable semi-annually in arrears on August 15 and February 15. The 5% debentures will mature on February 15, 2007. We may redeem the 5% debentures if the trading price of the common stock for 20 trading days in the preceding 30 consecutive days exceeds 120% of the conversion price of the 5% debentures. Each holder of the 5% debentures has the right to require us to redeem all or any part of the 5% debentures held by it at a price equal to 100% of the principal amount of the debentures, together with accrued interest, upon the occurrence of a fundamental change, at any time before February 15, 2007. A fundamental change means, generally, the occurrence of any transaction or event in connection with which all or substantially all of our common stock shall be exchanged for, be converted into, be acquired for, or constitute, in all material respects, solely the right to receive consideration that is not all or substantially all common stock listed on a United States national securities exchange or approved for quotation on the Nasdaq National Market or a similar United States system of automated dissemination of quotations of securities prices. As of September 30, 2005, $440 million of the 5% debentures were outstanding.

  0% Convertible Senior Subordinated Notes

        On December 12, 2003 and January 9, 2004 we issued an aggregate of approximately $250 million of 0% Series A convertible senior subordinated notes due 2008 and $500 million of 0% Series B convertible senior subordinated notes due 2010. The Series A notes and Series B notes are convertible into shares of common stock at the option of the holder. The Series A notes are convertible into common stock at a conversion price of $31.8928 and the Series B notes are convertible into shares of common stock at a conversion price of $29.8352, in each case, subject to certain adjustments. The 0% notes do not bear interest, and the principal amount does not accrete. Each holder of the 0% notes has the right to require us to redeem all or any part of 0% notes held by it at a price equal to 100% of the principal amount of the notes upon the occurrence of a designated event, as described above under "Description of Notes—Repurchase Option of Holder Upon a Designated Event" at any time before December 15, 2008 in the case of the Series A notes and anytime before December 15, 2010 in the case of the Series B notes. As of September 30, 2005, $72.8 million of the Series A notes and $148 million of the Series B notes were outstanding.

Delaware Law and Certain Charter and By-Law Provisions

        We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholders. Subject to certain exceptions an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

        Our Restated Certificate of Incorporation, as amended, which we refer to as our restated charter, provides for the division of our board of directors into three classes that are as nearly equal in size as possible with staggered three-year terms. In addition, our restated charter provides that any director may be removed, with or without cause, only by the vote of at least 75% of the shares entitled to vote for the election of directors. Under our restated charter, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board of directors may only be filled by vote of a majority of directors then in office. The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Sepracor.

        Our restated charter contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, our restated charter contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

        Our restated charter also provides that any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders and special meetings may be called only by the board of directors or the president. These provisions could have the effect of delaying stockholder actions, which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder, including, until the next meeting of stockholders electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

        The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Certificate of Incorporation or By-Laws, unless a corporation's Certificate of Incorporation or By-Laws, as the case may be, requires a greater percentage. Our Restated Certificate of Incorporation and our Amended and Restated By-Laws require the affirmative vote of the holders of at least 75% of our outstanding voting stock to amend or repeal any of the foregoing provisions. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might be outstanding at the time any such changes are submitted to stockholders.

        The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

        This section describes the material U.S. federal tax consequences relating to the purchase, ownership and disposition of the notes and of common stock, if any, received upon conversion of the notes. This description does not provide a complete analysis of all potential tax consequences. The information provided below is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") published rulings and court decisions, all as currently in effect. These authorities may change, possibly on a retroactive basis, or the IRS might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below. We do not intend to obtain a ruling from the IRS with respect to the tax consequences of acquiring or holding the notes or common stock.

        This description is general in nature and does not discuss all aspects of U.S. federal taxation that may be relevant to a particular investor in light of the investor's particular circumstances, or to certain types of investors subject to special treatment under U.S. federal tax laws (such as financial institutions, real estate investment trusts, regulated investment companies, grantor trusts, insurance companies, pension funds, tax-exempt organizations, expatriates, brokers, dealers or traders in securities or foreign currencies, persons holding notes or common stock as part of a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction for U.S. federal income tax purposes, persons who participate in short sales of our stock to us as described below in "—Plan of Distribution," persons deemed to sell notes or common stock under the constructive sale provisions of the Code, persons who hold notes or common stock through a partnership or other pass-through entity, persons subject to the alternative minimum tax provisions of the Code, U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar, or Non-U.S. Holders (as defined below), except to the extent described below). This description applies only to investors who hold the notes and common stock as "capital assets" within the meaning of Section 1221 of the Code. This description does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular investors.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes or common stock into which the notes may be converted, the U.S. federal tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the notes or common stock into which the notes may be converted that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.

        Investors considering the purchase of notes should consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situations and the consequences of U.S. federal estate or gift tax laws, foreign, state, or local tax laws, and tax treaties.

U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial holder of a note or common stock that is for U.S. federal income tax purposes (i) a citizen or resident of the U.S.; (ii) a corporation organized in or under the laws of the U.S. or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or if (a) a court within the U.S. can exercise primary supervision over its administration and (b) one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all of the substantial decisions of such trust. Persons other than U.S. Holders ("Non-U.S. Holders") are subject to special U.S. federal tax considerations, some of which are discussed under "—Non-U.S. Holders" below.

Additional Payments

        If the amount or timing of any payment on a note is contingent, the note could be subject to special rules that apply to contingent payment debt instruments. These rules would generally require a U.S. Holder to accrue interest income at a rate based on our cost of borrowing on noncontingent nonconvertible debt and to treat as ordinary income (rather than capital gain) any gain recognized on a sale, exchange or retirement of the note before the resolution of the contingencies. U.S. Holders will be entitled to receive liquidated damages if the notes are not registered with the SEC within prescribed time periods.

        Notwithstanding the possibility of such contingent payments, under applicable Treasury Regulations, payments on a note that are subject to either a remote or incidental contingency may be ignored. We believe that the prospect of the payment of liquidated damages should be considered as a remote and/or incidental contingency so that the payments should be ignored. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent payment debt instruments, and any payment of liquidated damages will be taxable to a U.S. Holder only at the time it accrues or is received in accordance with such holder's method of tax accounting. Our determination that the notes are not contingent payment debt instruments is binding on each holder unless the holder explicitly discloses in the manner required by applicable Treasury Regulations that its determination is different from ours. Our determination is not, however, binding on the IRS. Unless otherwise noted, this discussion assumes that the notes are not subject to the contingent payment debt instrument rules. The remainder of this discussion assumes that liquidated damages will not be paid.

Market Discount

        A U.S. Holder that acquires a note, other than at original issue, at a price less than the note's principal amount may be affected by the "market discount" rules of the Code. Subject to a de minimis exception, the market discount rules generally require a U.S. Holder who acquires a note at a market discount to treat any principal payment on the note and any gain recognized on any disposition of the note as ordinary income to the extent of the accrued market discount not previously included in income at the time of such payment or disposition. In general, the amount of market discount that has accrued is determined on a straight-line basis over the remaining term of the note as of the time of acquisition, or, at the election of the holder, on a constant yield basis. Such an election applies only to the note with respect to which it is made and may not be revoked.

        A U.S. Holder of a note acquired at a market discount also may elect to include the market discount in income as it accrues. If a U.S. Holder so elects, the rules discussed above with respect to ordinary income recognition resulting from the payment of principal on a note or the disposition of a note would not apply, and the holder's tax basis in the note would be increased by the amount of the market discount included in income at the time it accrues. This election would apply to all market discount obligations acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

        A U.S. Holder may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless the holder elects to include market discount in income on a current basis.

        Upon the conversion of a note into our common stock, any accrued market discount on the note not included in income will be carried over to the common stock received upon conversion of the note, and any gain recognized upon the disposition of such common stock will be treated as ordinary income to the extent of such accrued market discount.

Amortizable Bond Premium

        In general, if a U.S. Holder acquires a note for a price that is in excess of all amounts payable on the note after the purchase date, the excess will constitute acquisition premium. The acquisition premium will decrease the gain or increase the loss that a U.S. holder otherwise would recognize on the note's disposition.

Sale, Exchange, Repurchase or Retirement of Notes

        A U.S. Holder generally will recognize capital gain or loss if the U.S. Holder disposes of a note in a sale, exchange, repurchase or retirement (other than a conversion of a note which is discussed below in "—U.S. Holders—Conversion of Notes"). The U.S. Holder's gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the note. The U.S. Holder's adjusted tax basis in the note will generally equal the amount the U.S. Holder paid for the note and the amount of any accrued market discount previously included in the holder's income.

        Subject to the discussion above regarding market discount, gain or loss recognized on the sale, exchange, repurchase or retirement of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, repurchase or retirement the note has been held for more than one year. The deductibility of capital losses is subject to certain limitations. A U.S. Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under the Treasury Regulations.

Conversion of Notes

        In certain circumstances, we may pay the conversion price of the notes in cash or a combination of cash and shares of our common stock, as described above under "Description of Notes—Conversion of Notes."

        If the conversion price is paid solely in cash, the conversion will result in the same tax consequences as a repurchase of the notes, as described above in "—U.S. Holders—Sale, Exchange, Repurchase or Retirement of Notes." If the conversion price is paid with a combination of cash and shares of our common stock and the notes qualify as "securities" for tax purposes, the conversion should qualify as a recapitalization for U.S. federal income tax purposes (although there can be no assurance that the IRS will not challenge this conclusion). Although the characterization of the notes as "securities" is not free from doubt, the notes should qualify as "securities." U.S. Holders should consult their own tax advisors regarding the determination of whether or not the conversion qualifies as a recapitalization.

        Subject to the discussion above regarding market discount, if the conversion price is paid in a combination of cash (other than cash received in lieu of a fractional share) and shares of our common stock, and the conversion qualifies as a recapitalization, a U.S. Holder should recognize capital gain, but not loss, equal to the lesser of (i) the sum of the fair market value of the shares of our common stock received and the amount of cash received less the holder's adjusted tax basis in the notes and (ii) the amount of cash received. For purposes of the foregoing, any cash received in lieu of a fractional share will not be taken into account. Subject to the discussion above regarding market discount, the receipt of cash in lieu of a fractional share of our common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder's tax basis attributable to the fractional share).

        In some circumstances, a portion of the taxable gain may be treated as a dividend. For purposes of this determination, a U.S. Holder would be treated as if the holder had exchanged the converted notes solely for our common stock and then we immediately redeemed a portion of such shares for the cash actually received by the U.S. Holder. Gain will not be treated as a dividend if (i) the U.S. Holder's interest in us is completely redeemed, (ii) the U.S. Holder satisfies a "substantially disproportionate" redemption test by reducing the holder's percentage interest in us by more than 20% provided that the holder owns less than 50% of the voting power of our stock or (iii) the U.S. Holder otherwise demonstrates that the receipt of cash and our common stock upon a conversion is "not essentially equivalent to a dividend" by reason of having a "meaningful reduction" in the holder's interest in us. The IRS has indicated that even a small reduction in the proportionate interest of a small minority stockholder in a publicly-held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." For purposes of these tests, a U.S. Holder is treated as constructively owning stock in certain circumstances, including if the holder has an option or other right to purchase our stock or if the holder bears certain relationships to another owner of our stock (such as owning 50% or more of the value of the stock in a corporation that owns, actually or constructively, our stock, or being an individual shareholder that is a member of the family of another shareholder). U.S. Holders should consult their own tax advisors to determine whether their receipt of cash pursuant to a conversion will be treated as a capital gain or a dividend.

        If the conversion qualifies as a recapitalization, the U.S. Holder's tax basis in the shares of our common stock received should be the same as the U.S. Holder's tax basis in the notes converted, less the amount of the basis attributable to a fractional share and the amount of cash received (except for cash received in lieu of a fractional share), and increased by the amount of gain recognized (other than gain with respect to a fractional share). The U.S. Holder's holding period for the shares of common stock received will include the holding period of the notes converted.

        If the conversion of notes for a combination of cash and shares of our common stock does not qualify as a recapitalization (or as an otherwise nontaxable transaction), a U.S. Holder would recognize gain or loss as discussed above under "—U.S. Holders—Sale, Exchange, Repurchase, or Retirement of Notes."

Dividends

        As discussed in "Dividend Policy," the Company has not paid cash dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. However, if, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. Subject to certain conditions, dividends on our common stock paid to non-corporate taxpayers may be taxed at lower rates than those applicable to other types of ordinary income. If the U.S. Holder is a U.S. corporation, it may be eligible to claim a deduction generally equal to 70% of any dividends received. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the U.S. Holder's stock. Any remaining excess will be treated as capital gain.

Constructive Dividends

        The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price, including potentially a change resulting from the Make Whole Premium, that allows U.S. Holders of notes to receive more shares of common stock on conversion may increase those noteholders' proportionate interests in our earnings and profits or assets. In that case, those noteholders will be treated as though they received a dividend in the form of our stock. A taxable constructive stock dividend would result to U.S. Holders of notes, for example, if the conversion price were adjusted to compensate noteholders for distributions of cash or property to our shareholders. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in the company. For instance, a change in conversion price could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made under a bona fide, reasonable adjustment formula, are not treated as taxable constructive stock dividends. On the other hand, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to the shareholders. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated in the same manner as dividends paid in cash or other property. Such dividends would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain, even though the recipient did not actually receive cash, common stock or other property.

Sale or other Disposition of Common Stock

        Unless a nonrecognition provision applies, and subject to the discussion above regarding market discount, a U.S. Holder generally will recognize capital gain or loss on a sale or other disposition of our common stock. The U.S. Holder's gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the stock. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. Capital gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term if the holder held the stock for more than one year. The deductibility of capital losses is subject to certain limitations. A U.S. Holder who sells the stock at a loss that meets certain threshold requirements may be required to file a disclosure statement with the IRS under the Treasury Regulations.

Backup Withholding and Information Reporting

        The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS and to the recipients of the payments. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by, among other things, (i) failing to provide the recipient's taxpayer identification number to the payor or by furnishing an incorrect taxpayer identification number, (ii) failing to report properly interest or dividends, or (iii) under certain circumstances, failing to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the U.S. Holder is not subject to backup withholding. A holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS. The information reporting and backup withholding rules do not apply to corporations and tax-exempt organizations, provided that their exemption from backup withholding is properly established. We or our paying agent will report to holders of notes and common stock and to the IRS the amount of any reportable payments for each calendar year and the amount of tax withholding, if any, with respect to those payments.

        Payments of dividends (including constructive dividends) to individual U.S. Holders of notes or common stock and payments made upon a sale of notes or common stock generally will be subject to information reporting, and generally will be subject to backup withholding unless the U.S. Holder provides us or our paying agent with a correct taxpayer identification number.

        Any amounts withheld from a payment to a U.S. Holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the U.S. Holder.

Non-U.S. Holders

        This section describes the U.S. federal tax consequences to a Non-U.S. Holder.

Dispositions of Notes or Common Stock

        A Non-U.S. Holder of a note or common stock generally will not be subject to U.S. federal income tax on gains realized from the sale, exchange or other disposition (other than a conversion of a note which is discussed in "—Non-U.S. Holders—Conversion of Notes" below) of such note or common stock unless

  •
  such holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain other conditions are met;

  •
  such gain is effectively connected with the conduct by the holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is also attributable to a U.S. permanent establishment maintained by the holder;

  •
  the holder is subject to Code provisions applicable to certain U.S. expatriates; or

  •
  we are or have been, at any time within the shorter of the five-year period preceding such sale or other disposition or the period such holder held the note or common stock, a U.S. real property holding corporation for U.S. federal income tax purposes; however, as long as our common stock is regularly traded on an established securities market, only Non-U.S. Holders who have held more than 5% of such class of stock at any time during such five-year or shorter period would be subject to taxation under this rule. We do not believe that we are currently or ever have been a U.S. real property holding corporation or that we will become one in the future.

        See "—Non-U.S. Holders—Effectively Connected Income" below, for additional discussion of the rules generally applicable to gains that are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the U.S.

Conversion of Notes

        In certain circumstances, we may pay the conversion price of the notes in cash or a combination of cash and shares of our common stock, as described above under "Description of Notes—Conversion of Notes." Non-U.S. Holders generally will not be subject to U.S. federal income and withholding tax to the extent a note is converted into shares of our common stock. However, any gain realized by a Non-U.S. Holder on the conversion of a note into cash or upon the receipt of cash in lieu of a fractional share of our common stock will be subject to the rules described above regarding the sale, exchange or other disposition of a note or common stock.

Withholding Tax

        Dividends on the common stock or constructive dividends on the notes (discussed above under "—U.S. Holders—Constructive Dividends") generally will be subject to U.S. withholding tax (currently at a 30% rate), except where an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax or if such income is effectively connected income as described in "—Non-U.S. Holders—Effectively Connected Income" below.

        Even if a Non-U.S. Holder is eligible for a lower treaty rate, we or our paying agent will generally be required to withhold at the full U.S. withholding tax rate (currently 30%), rather than at the lower treaty rate, on such payments to the Non-U.S. Holder, unless the Non-U.S. Holder has furnished us or our paying agent (as applicable):

  •
  a valid IRS Form W-8BEN or an acceptable substitute form upon which such holder certifies, under penalty of perjury, its status as a non-United States person and its entitlement to the lower treaty rate with respect to such payments, or

  •
  in the case of payments made outside the United States to an offshore account (generally an account maintained by such Non-U.S. Holder at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the Non-U.S. Holder's entitlement to the lower treaty rate in accordance with the Treasury Regulations.

        If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax under a U.S. income tax treaty, such holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

Effectively Connected Income

        If a Non-U.S. Holder of a note or common stock is engaged in a trade or business in the U.S. and if dividends (including constructive dividends) with respect to the note or common stock, or gain realized on the sale, exchange or other disposition of the note or common stock, are effectively connected with the conduct of such trade or business (and, if certain U.S. income tax treaties apply, are also attributable to a U.S. permanent establishment maintained by the holder in the U.S.), the holder will generally be subject to U.S. federal income tax on such dividends or gain on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax currently equal to 30% (or such lower treaty rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. Even though effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to the withholding tax described above if the holder provides us or our paying agent a properly executed IRS Form W-8ECI or successor form.

United States Federal Estate Tax

        A note held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the U.S. Common stock held by an individual who at the time of death is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes, unless an applicable U.S. estate tax treaty otherwise provides.

        Non-U.S. Holders should consult with their tax advisors regarding U.S. federal, state, local and foreign tax consequences with respect to the notes and common stock.

Backup Withholding and Information Reporting

        Generally, we or our paying agent must report annually to the IRS and to each Non-U.S. Holder the amount of dividends (including constructive dividends) paid to that holder and the tax withheld, if any, with respect to those payments. Dividends on common stock or constructive dividends on the notes paid to Non-U.S. Holders who are subject to U.S. withholding tax, as described above, generally will be exempt from U.S. backup withholding tax.

        Information reporting and backup withholding will generally apply to the proceeds of a disposition of a note or common stock by a Non-U.S. Holder effected by or through the U.S. office of a broker unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other qualifications, or otherwise establishes an exemption. Generally, information reporting, but not backup withholding, will apply to a payment of disposition proceeds where the disposition is effected outside the U.S. by or through a non-U.S. office of a U.S. broker. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. However, for information reporting purposes, certain non-U.S. brokers with substantial U.S. ownership or operations generally will be treated in a manner similar to U.S. brokers. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

        Copies of information returns may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information or appropriate claim for refund is furnished to the IRS.

        THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND COMMON STOCK, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

        We originally sold the notes on September 22, 2004 to Morgan Stanley & Co. Incorporated, as initial purchaser. The initial purchaser of the notes has advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the notes and/or shares of the common stock issuable upon conversion of the notes pursuant to this prospectus.

        Pursuant to the registration rights agreement, we are required to file a registration statement with regard to the notes and the shares of our common stock issuable upon conversion of the notes and to keep the registration statement effective until the earlier of:

  •
  such date when no registrable securities remain outstanding; and

  •
  such date that is two years after the date the Commission declares this registration statement effective.

        The selling securityholders may choose to sell notes and/or the shares of common stock issuable upon conversion of the notes from time to time. The transfer of the securities is further discussed under the heading "Plan of Distribution."

        The following table sets forth:

        (1)   the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement of their intent to sell or otherwise dispose of notes and/or shares of common stock issuable upon conversion of the notes pursuant to the registration statement;

        (2)   the principal amount of notes and the number of shares of our common stock issuable upon conversion of the notes which they may sell from time to time pursuant to the registration statement; and

        (3)   the amount of outstanding notes and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the notes.

        To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates, during the three years prior to the date of this prospectus.

        A selling securityholder may offer all or some portion of the notes and shares of the common stock issuable upon conversion of the notes. Accordingly, no estimate can be given as to the amount or percentage of notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

        Pursuant to the terms of the notes, the maximum number of shares of common stock issuable upon conversion of a note is 19.35 shares, subject to adjustment. The information contained under the column heading "Shares of Common Stock That May be Sold" assumes conversion of the full amount of the notes held by each holder and the issuance of 19.35 shares upon conversion of each note.

Name	Amount of Series A Notes That May be Sold	Amount of Notes Owned Before Offering	Shares of Common Stock That May be Sold	Shares of Common Stock Owned Before Offering
Acuity Master Fund, Ltd.	$6,390,000	$6,390,000	123,646	0
Alexandria Global Master Fund, Ltd.	15,500,000	15,500,000	299,925	0

AM International EMAC[63] Ltd.	1,980,000	1,980,000	38,313	0
AM Master Fund I, LP	15,840,000	15,840,000	306,504	0
The Animi Master Fund, Ltd.	20,000,000	20,000,000	387,000	0
Argent Classic Convertible Arbitrage Fund L.P.	1,390,000	1,390,000	26,896	0
Argent Classic Convertible Arbitrage Fund II, L.P.	280,000	280,000	5,418	0
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	6,210,000	6,210,000	120,163	0
Associated Electric & Gas Insurance Services Limited	750,000	750,000	14,512	0
Barclays Global Investors Diversified Alpha Plus Funds	1,100,000	1,100,000	21,285	22,230	(4)
Black River Convertible Bond and Derivative Fund, Ltd.	5,000,000	5,000,000	9,675	0
Boilermaker Blacksmith Pension Fund	2,350,000	2,350,000	45,472	0
BNP Paribas Equity Strategies, SNC(1)	4,160,000	4,160,000	80,496	0
BTOP Multi Strategy Master Portfolio	2,250,000	2,250,000	43,537	0
Canadian Imperial Holdings(2)	2,500,000	2,500,000	48,375	0
Canyon Capital Arbitrage Master Fund, Ltd.(1)	1,500,000	1,500,000	29,025	0
Canyon Value Realization Fund, L.P.(1)	750,000	750,000	769	0
The Canyon Value Realization Fund (Cayman), Ltd.(1)	2,050,000	2,050,000	39,667	0
Canyon Value Realization Fund MAC 18, Ltd. (RMF)(1)	300,000	300,000	5,805	0
Castlerigg Master Investments Ltd.	10,000,000	10,000,000	193,500	0
CC Convertible Arbitrage, Ltd.(1)	4,000,000	4,000,000	77,400	0
CGNU Life Fund	1,100,000	1,100,000	21,285	0
Chrysler Corporation Master Retirement Trust(1)	6,765,000	6,765,000	130,902	0
CitiGroup Global Markets, Inc.(2)	1,000,000	1,000,000	19,350	0
Commercial Union Life Fund	1,350,000	1,350,000	26,122	0
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	3,370,000	3,370,000	65,209	0
Credit Suisse First Boston LLC	14,500,000	14,500,000	164,475	0
Credit Suisse First Boston Europe Ltd.(1)	82,500,000	82,500,000	1,596,375	0
DBAG London(1)	6,000,000	6,000,000	116,100	0
D.E. Shaw Investment Group, LLC(1)	1,400,000	1,400,000	27,090	0
D.E. Shaw Valence Portfolios, LLC(1)	11,100,000	11,100,000	214,785	0
Deutsche Bank Securities Inc.(2)	18,500,000	18,500,000	357,975	0
DKR SoundShore Strategic Holding Fund Ltd.	5,000,000	5,000,000	96,750	0
Dylan (IMA) Ltd.	5,000,000	5,000,000	96,750	0
F.M. Kirby Foundation, Inc.(1)	1,000,000	1,000,000	19,350	0
Forest Fulcrum Fund LP(2)	458,000	458,000	8,862	6,772	(4)
Forest Global Convertible Fund, Ltd., Class A-5	3,127,000	3,127,000	60,507	0
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio	499,000	499,000	9,655	22,222	(4)
GLG Market Neutral Fund	30,500,000	30,500,000	590,175	134,069	(5)
Global Bermuda Limited Partnership	2,500,000	2,500,000	48,375	0
Goldman Sachs & Co.(2)	28,000,000	28,000,000	541,800	0

Grace Convertible Arbitrage Fund, Ltd.	6,500,000	6,500,000	125,775	9,094	(4)
Hallmark Convertible Securities Fund	105,000	105,000	2,031	0
Harbert Convertible Arbitrage Master Fund, Ltd.(1)	20,000,000	20,000,000	387,000	365,396
Harbert Convertible Arbitrage Master Fund II, Ltd.(1)	2,500,000	2,500,000	48,475	0
HFR CA Global Opportunity Master Trust	638,000	638,000	12,345	0
HFR RVA Select Performance Master Trust	238,000	238,000	4,605	1,787	(4)
Highbridge International LLC	35,000,000	35,000,000	677,250	0
ING Convertible Fund(1)	1,920,000	1,920,000	3,715	0
ING VP Convertible Portfolio	80,000	80,000	1,598	0
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(1)	760,000	760,000	14,706	0
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(1)	735,000	735,000	14,222	0
International Truck & Engine Corporation Retiree Health Benefit Trust	300,000	300,000	5,805	0
JPMorgan Securities Inc.(2)	7,250,000	7,250,000	140,287	0
KBC Financial Products USA, Inc.(2)	10,100,000	10,100,000	195,435	315,260	(3)(5)
Lakeshore International, Ltd.	10,000,000	10,000,000	193,500	0
LibertyView Funds L.P.	700,000	700,000	13,545	0	(1)
LibertyView Special Opportunities Fund L.P.	1,000,000	1,000,000	19,350	0	(1)
Lionheart Aurora Fund Ltd.	375,000	375,000	7,256	0
Lionheart Global Appreciation Fund LTD	1,937,500	1,937,500	37,490	0
Lionheart Titan Fund Ltd.	187,500	187,500	3,628	0
Linden Capital LP	1,517,000	1,517,000	29,353	0
LLT Limited	587,000	587,000	11,358	0
Lydian Global Opportunities Master Fund Ltd.	9,500,000	9,500,000	183,825	0
Lydian Overseas Partners Master Fund Ltd.	20,000,000	20,000,000	387,000	0
Lyxor/AM Investment Fund Ltd.	3,080,000	3,080,000	59,598	0
Lyxor/Convertible Arbitrage Fund Limited	680,000	680,000	13,158	0
Lyxor/Forest Fund Limited	1,986,000	1,986,000	38,429	62,271	(4)
Man Convertible Bond Master Fund, Ltd.	2,500,000	2,500,000	48,375	0
Marathon Global Convertible Master Fund, Ltd.	26,500,000	26,500,000	512,775	0
Merrill Lynch, Pierce, Fenner & Smith, Inc.(2)	500,000	500,000	9,675	0
Microsoft Corporation(1)	675,000	675,000	13,061	0
Mill River Master Fund L.P.(1)	1,000,000	1,000,000	19,350	0
Motion Picture Industry Health Plan—Active Member Fund(1)	130,000	130,000	2,515	0
Motion Picture Industry Health Plan—Retiree Member Fund(1)	90,000	90,000	1,741	0
National Bank of Canada	2,160,000	2,160,000	41,796	0

Nomura Securities International Inc.(2)	17,500,000	17,500,000	338,625	2,980
Norwich Union Life & Pensions	1,850,000	1,850,000	35,797	0
OCM Convertible Trust(1)	1,815,000	1,815,000	35,120	0
OCM Global Convertible Securities Fund(1)	290,000	290,000	5,611	0
OZ Master Fund, Ltd.	24,000,000	24,000,000	464,000	313,550	(4)
Partner Reinsurance Company Ltd.(1)	1,120,000	1,120,000	21,672	0
Piper Jaffray & Co.(2)	3,000,000	3,000,000	58,050	0
Privilege Portfolio SICAV	3,300,000	3,300,000	63,855	0
Pyramid Equity Strategy Fund	250,000	250,000	4,837	0
Qwest Occupational Health Trust(1)	205,000	205,000	3,966	0
R2 Investments, LDC(1)	1,100,000	1,100,000	21,285	0
RFE Company LLC	1,020,000	1,020,000	19,737	0
RHP Master Fund, Ltd.	11,000,000	11,000,000	212,850	0
SAC Arbitrage Fund, LLC	2,000,000	2,000,000	38,700	20,460
SG Americas Securities, LLC(2)	5,000,000	5,000,000	96,750	0
Singlehedge US Convertible Arbitrage Fund	930,000	930,000	17,995	0
Sphinx Convertible Arbitrage SPC	763,000	763,000	14,764	17,841	(4)
State Employees' Retirement Fund of the State of Delaware(1)	1,635,000	1,635,000	31,637	0
The St. Paul Travelers Companies, Inc.—Commercial Lines(1)	1,465,000	1,465,000	28,347	0
Sturgeon Limited	860,000	860,000	16,641	0
Sunrise Partners Limited Partnership(2)	2,983,000	2,983,000	57,721	0
Timberpass Trading LLC	250,000	250,000	4,837	0
Trust D for a portion of the Assets of the Kodak Retirement Income Plan	300,000	300,000	5,805	0
UBS AG London F/B/O HFS	8,000,000	8,000,000	154,800	0
UBS AG London Branch(1)	10,000,000	10,000,000	193,500
UnumProvident Corporation(1)	635,000	635,000	12,287	0
Vanguard Convertible Securities Fund, Inc.(1)	13,830,000	13,830,000	267,610	0
Victus Capital, LP(1)	2,500,000	2,500,000	48,375	0
Victus Capital Master Fund	2,500,000	2,500,000	48,375	0
Xavex Convertible Arbitrage 4 Fund	82,000	82,000	6,586	7,556	(4)
Xavex Convertible Arbitrage 10 Fund	720,000	720,000	13,932	0
Wachovia Securities International Ltd.(2)	11,000,000	11,000,000	212,850	0
Zurich Institutional Benchmarks Master Fund Ltd.	1,022,000	1,022,000	19,775	28,909	(4)

(1)
The selling securityholder is an affiliate of a broker-dealer. See "Plan of Distribution" below.

(2)
The selling securityholder is a broker-dealer. See "Plan of Distribution" below.

(3)
Assumes conversion of the full amount of 5% debentures held by the holder at a conversion price of $92.38 in principal amount of the debentures per share of the common stock.

(4)
Assumes conversion of the full amount of 0% Series A notes held by the holder at a conversion price of $31.8928 in principal amount of the notes per share of common stock.

(5)
Assumes conversion of the full amount of 0% Series B notes held by the holders at a conversion price of $29.8352 in principal amount of the notes per share of common stock.

Dispositive, Voting/Investment Control Table

        The following table sets forth the natural person(s) who exercise dispositive, voting and/or investment control over the notes held by selling securityholders that do not file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. The inclusion of any natural person in this table does not constitute an admission of beneficial ownership of any notes or shares of common stock issuable upon conversion of any notes.

Selling Securityholder	Natural person(s) with dispositive, voting or investment power
Animi Master Fund, Ltd.	Peter Hirsch(1)
Barclays Global Investors Diversified Alpha Plus Funds	Michael A. Boyd(2)
BNP Paribas Equity Strategies, SNC	Christian Menestrier
BTOP Multi Strategy Master Portfolio	Eric Lobbem
Canyon Capital Arbitrage Master Fund, Ltd.	Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evenson and K. Robert Turner(3)
The Canyon Value Realization Fund (Cayman), Ltd.	Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evenson and K. Robert Turner(4)
Canyon Value Realization Fund, Ltd.	Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evenson and K. Robert Turner(5)
Canyon Value Realization MAC 18, Ltd. (RMF)	Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evenson and K. Robert Turner(6)
Castlerigg Master Investments Ltd.	Thomas Sandell(7)
CC Convertible Arbitrage, Ltd.	Daniel Asher and Allan Weine(8)
Chrysler Corporation Master Retirement Trust	Lawrence Keele(9)
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	Christian Menestrier
D.E. Shaw Investment Group, LLC	Julius Gaudio, Eric Wepsic and Anne Dinning(10)
D.E. Shaw Valence Portfolios, LLC	Julius Gaudio, Eric Wepsic and Anne Dinning(10)
DKR SoundShore Strategic Holding Fund Ltd.	Manan Rawal(11)
F.M. Kirby Foundation, Inc.	Lawrence Keele(9)
Forest Fulcrum Fund L.P.	Michael A. Boyd(2)
Forest Global Convertible Fund Ltd.	Michael A. Boyd(2)
Forest Multi-Strategy Master Fund SPC (on behalf of its Multi-Strategy Segregated Portfolio)	Michael A. Boyd(2)
GLG Market Neutral Fund	Noam Gottesman, Pierre Lagrange, Jonathan Green and Philippe Jabre(12)
Harbert Convertible Arbitrage Master Fund, Ltd.	Jeff Parket, Michael Luce and Raymond Harbert(13)
Harbert Convertible Arbitrage Master Fund II, Ltd.	Jeff Parket, Michael Luce and Raymond Harbert(13)
HFR CA Global Opportunity Master Trust	Michael A. Boyd(2)
HFR RVA Select Performance Master Trust	Michael A. Boyd(2)

International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	Lawrence Keele(9)
International Truck & Engine Corporation Retiree Health Benefit Trust	Lawrence Keele(9)
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	Lawrence Keele(9)
KBC Financial Products USA Inc.	Luke Edwards(14)
Linden Capital LP	Siu Min Wong
Lyxor/Forest Fund Limited	Michael A. Boyd(2)
Lyxor/Convertible Arbitrage Fund Limited	Christian Menestrier
Man Convertible Bond Master Fund, Ltd.	John Null and J.T. Hansen
Marathon Global Convertible Master Fund, Ltd.	Bruce Richards and Louis Hanover
Microsoft Corporation	Lawrence Keele(9)
Mill River Master Fund L.P.	Clifford M. Noreen and Patrick J. Joyce(15)
Motion Picture Industry Health Plan—Active Members Fund	Lawrence Keele(9)
Motion Picture Industry Health Plan—Retiree Members Fund	Lawrence Keele(9)
OCM Global Convertible Securities Fund	Lawrence Keele(9)
OCM Convertible Trust	Lawrence Keele(9)
OZ Master Fund, Ltd.	Daniel S. Och(16)
Partner Reinsurance Company Ltd.	Lawrence Keele(9)
Qwest Occupational Health Trust	Lawrence Keele(9)
R2 Investments, LDC	Geoffrey Raynor(17)
RHP Master Fund, Ltd.	Wayne Bloch, Gary Kaminsky and Peter Lockhart(18)
SAC Arbitrage Fund, LLC	Steven A. Cohen(19)
Singlehedge US Convertible Arbitrage Fund	Christian Menestrier
Sphinx Convertible Arbitrage SPC	Michael A. Boyd(2)
State Employees' Retirement Fund of the State of Delaware	Lawrence Keele(9)
Sunrise Partners Limited Partnership	S. Donald Sussman
The St. Paul Travelers Companies, Inc.—Commercial Lines	Lawrence Keele(9)
The St. Paul Travelers Companies, Inc.—Personal Lines	Lawrence Keele(9)
UnumProvident Corporation	Lawrence Keele(9)
Vanguard Convertible Securities Fund, Inc.	Lawrence Keele(9)
Xavex Convertible Arbitrage 4 Fund	Michael A. Boyd(2)
Zurich Institutional Benchmarks Master Fund Ltd.	Michael A. Boyd(2)

(1)
Archeus Capital Management, LLC is the Investment Manager for The Animi Master Fund, Ltd. Accordingly, Archeus Capital Management, LLC has voting and dispositive power of the notes and shares issuable upon conversion of the notes held by The Animi Master Fund, Ltd. Peter Hirsch is a Managing Member of Archeus Capital Management, LLC and its Chief Investment Officer on behalf of The Animi Master Fund, Ltd.

(2)
Forest Investment Management LLC exercises voting and investment control over the notes and the shares issuable upon conversion of the notes held by the selling securityholder. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the General Partner of which is Michael A. Boyd, Inc., which is in turn controlled by Michael A. Boyd.

(3)
Canyon Capital Advisors LLC is the investment advisor for Canyon Capital Arbitrage Master Fund, Ltd. and has the power to direct investments by Canyon Capital Arbitrage Master Fund, Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evenson and K. Robert Turner.

(4)
Canyon Capital Advisors LLC is the investment advisor for The Canyon Value Realization Fund (Cayman), Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evenson and K. Robert Turner. In addition, Joshua S. Friedman, Mitchell R. Julis and R. Christian B. Evenson own all the ordinary shares of Canyon Value Realization Fund (Cayman), Ltd., carrying full voting rights on all matters.

(5)
The general partner of Canyon Value Realization Fund, L.P. is Canpartners Investments III, L.P. Canyon Capital Advisors LLC is the general partner of Canpartners Investments III, L.P. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evenson and K. Robert Turner.

(6)
Managed Accounts Limited is the parent company of Canyon Value Realization MAC 18, Ltd. (RMF). Canyon Capital Advisors is the investment advisor for Canyon Value Realization MAC 18, Ltd. (RMF) and has the power to direct investments. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evenson and K. Robert Turner.

(7)
Sandell Asset Management Corp., or SAMC is the investment manager of Castlerigg Master Investments Ltd., or Master. Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Master. Castlerigg International Ltd., or Castlerigg International, is the controlling shareholder of Castlerigg International Holdings Limited, or Holdings. Holdings is the controlling shareholder of Master. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

(8)
As investment manager under a management agreement, Castle Creek Convertible Arbitrage LLC may exercise dispositive and voting power with respect to the shares owned by CC Convertible Arbitrage, Ltd. Castle Creek Convertible Arbitrage LLC disclaims beneficial ownership of such shares. Daniel Asher and Allan Weine are the managing members of Castle Creek Convertible Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the shares owned by CC Convertible Arbitrage Ltd.

(9)
Oaktree Capital Management LLC, or Oaktree, is the investment manager of the selling securityholder with respect to the aggregate principal amount of the notes and shares issuable upon conversion of the notes owned by the selling securityholder. Oaktree does not own any equity interest in the selling securityholder but has voting and dispositive power over the aggregate principal amount of notes and shares issuable upon conversion of the notes owned by the selling securityholder. Lawrence Keele is a principal of Oaktree and is the portfolio manager for the selling securityholder. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the notes and shares issuable upon conversion of the notes, except for the pecuniary interest therein.

(10)
D.E. Shaw & Co. L.P., as either managing member or investment advisor, has voting and investment control over any shares of common stock issuable upon conversion of the notes owned by the selling securityholder. Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees, exercise voting and investment control over the notes on D.E. Shaw & Co. LP's behalf.

(11)
DKR Capital Partners L.P., or DKR LP, is a registered investment advisor and, as such, is the investment manager to DKR SoundShore Strategic Holding Fund Ltd. DKR LP has retained certain portfolio managers to act as the portfolio manager to DKR SoundShore Strategic Holding Fund managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over the notes and shares issuable upon conversion of the notes and, with respect to such notes and shares, Manan Rawal has trading authority over DKR SoundShore Strategic Holding Fund.

(12)
GLG Market Neutral Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman (Cayman) Limited, a subsidiary of Lehman Brothers, Inc., a publicly-held entity. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman (Cayman) Limited disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

(13)
HMC Convertible Arbitrage Offshore Manager II, LLC serves as Investment Manager for the selling securityholder. Jeff Parket serves as Senior Managing Director of the selling securityholder. HMC Investors, LLC serves as Managing Member of the Investment Manager. Michael Luce and Raymond Harbert may be deemed to control the Managing Member. Each such above listed person and entity disclaims any ownership except to the extent of their actual pecuniary interest.

(14)
KBC Financial Products USA Inc. exercises voting and investment control over any shares of common stock issuable upon conversion of the notes that it owns. Mr. Luke Edwards, the Managing Director of KBC Financial Products USA Inc., exercises voting and investment control on behalf of KBC Financial Products USA Inc.

(15)
Mill River Management L.L.C. is the general partner of Mill River Master Fund, L.P. Babson Capital Management LLC is the sole member of Mill River Management L.L.C. Clifford M. Noreen and Patrick J. Joyce, employees of Babson Capital Management LLC, act as portfolio managers for Mill River Master Fund, L.P. and make decisions regarding the disposition of and the voting of securities beneficially owned by Mill River Master Fund, L.P. Messrs. Noreen and Joyce and all employees of Babson Capital Management LLC disclaim beneficial ownership of any securities owned by Mill River Master Fund, L.P.

(16)
Daniel S. Och as senior managing member of Oz Management LLC, the investment manager to the selling securityholder, may be deemed to have voting and/or investment control over the notes and shares issuable upon conversion of the notes held by the selling securityholder.

(17)
Amalgamated Gadget, L.P. has the sole power to vote or direct and to dispose or direct the disposition of the securities registered under this registration statement pursuant to an Investment Management Agreement with R2 Investments, LDC. Amalgamated Gadget, L.P. is controlled by Sceptor Holdings, Inc., its sole general partner, which in turn is controlled by Geoffrey Raynor, whom is the President and sole shareholder of Sceptor Holdings, Inc.

(18)
RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch, Gary Kaminsky and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of Sepracor common stock owned by the RHP Master Fund.

(19)
Pursuant to investment agreements, each of SAC Capital Advisors, LLC, a Delaware limited liability company ("SAC Capital Advisors"), and SAC Capital Management, LLC, a Delaware limited liability company ("SAC Capital Management"), share all investment and voting power with respect to the securities held by SAC Arbitrage Fund. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities registered pursuant to this registration statement.

PLAN OF DISTRIBUTION

        We are registering the notes and the shares of our common stock issuable upon conversion of the notes to permit public secondary trading of these securities by the holders from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the shares of our common stock issuable upon conversion of the notes covered by this prospectus.

        We will not receive any of the proceeds from the offering of the notes or the shares of our common stock issuable upon conversion of the notes by the selling securityholders. The term "selling securityholder" includes donees, pledges, transferees or other successors-in-interest selling notes and/or the underlying shares of our common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer. The notes and shares of common stock issuable upon conversion of the notes may be sold from time to time directly by any selling securityholder or, alternatively, through underwriters, broker-dealers or agents. If notes or shares of common stock issuable upon conversion of the notes are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agents' commissions.

        The notes or shares of common stock issuable upon conversion of the notes may be sold:

  •
  in one or more transactions at fixed prices;

  •
  at prevailing market prices at the time of sale;

  •
  at varying prices determined at the time of sale; or

  •
  at negotiated prices.

        Such sales may be effected in transactions, which may involve block trades or transactions in which the broker acts as agent for the seller and the buyer:

  •
  on any national securities exchange or quotation service on which the notes or shares of common stock issuable upon conversion of the notes may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on a national securities exchange or quotation service or in the over-the-counter market; or

  •
  through the writing of options.

        In connection with sales of the notes or shares of common stock issuable upon conversion of the notes or otherwise, any selling securityholder may:

  •
  enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or shares of common stock issuable upon conversion of the notes in the course of hedging the positions they assume;

  •
  sell short and deliver notes or shares of common stock issuable upon conversion of the notes to close out the short positions; or

  •
  loan or pledge notes or shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell the securities.

        The outstanding common stock is publicly traded on the Nasdaq National Market. We do not intend to apply for listing of the notes on Nasdaq or any securities exchange. Accordingly, we cannot assure that any trading market will develop or have any liquidity.

        The selling securityholders identified in the selling securityholder table as broker-dealers are "underwriters" within the meaning of the Securities Act, and any profits that they realize on the resale of the notes or the shares are underwriting commissions or discounts.

        The selling securityholders identified in the selling securityholder table as affiliates of broker-dealers have informed us that they purchased the notes in the ordinary course of business, and at the time of the purchase of the notes had no agreements or understandings, directly or indirectly, with any person to distribute the notes. To the extent that we become aware that any selling securityholder did not acquire its notes in the ordinary course of business or did have such an agreement or understanding, we will file an amendment to this registration statement to designate such affiliate as an "underwriter" within the meaning of the Securities Act.

        The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of common stock issuable upon conversion of the notes may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling securityholders on the resales of the notes or the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A, or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A, or any of the other available exemptions rather than pursuant to this prospectus.

        There is no assurance that any selling securityholder will sell any or all of the notes or shares of common stock issuable upon conversion of the notes described in this prospectus, and any selling securityholder may transfer, devise or gift the securities by other means not described in this prospectus.

        We originally sold the notes to the initial purchaser in a private placement on September 22, 2004. We agreed to indemnify and hold the initial purchaser of the notes harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the notes by the initial purchaser. The registration rights agreement provides for us and the selling securityholders to indemnify each other against certain liabilities arising under the Securities Act.

        We agreed pursuant to the registration rights agreement to use our best efforts to cause the registration statement to which this prospectus relates to become effective as promptly as is practicable and to keep the registration statement effective until the earlier of:

  •
  such date when no transfer restricted securities remain outstanding; and

  •
  such date that is two years after the latest date of original issuance.

        The registration rights agreement provides that we may suspend the use of this prospectus in connection with sales of notes and shares of common stock issuable upon conversion of the notes by holders for a period not to exceed an aggregate of 45 days in any three-month period, or not to exceed an aggregate of 90 days in any 365 day period, under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. We will bear the expenses of preparing and filing the registration statement and all post-effective amendments.

LEGAL MATTERS

        The validity of the notes and the shares of common stock issuable upon conversion of the notes offered hereby will be passed upon for Sepracor by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts 02109.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of

PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL FILINGS AND COMPANY INFORMATION

        We file reports, proxy statements, information statements and other information with the Securities and Exchange Commission. You may read and copy this information, for a copying fee, at the Commission's public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

        We have filed with the Commission a registration statement on Form S-3 to register with the Commission the resale of the notes and shares of our common stock described in this prospectus. This prospectus is part of that registration statement, and provides you with a general description of the notes and shares of common stock being registered, but does not include all of the information you can find in the registration statement or the exhibits. You should refer to the registration statement and its exhibits for more information about Sepracor, the notes and the shares of common stock being registered.

WHERE YOU CAN FIND MORE INFORMATION

        The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information superseded by this prospectus. The prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about Sepracor and its finances.

  (1)
  Annual Report on Form 10-K for the year ended December 31, 2004;

  (2)
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

  (3)
  Current Report on Form 8-K filed on April 6, 2005;

  (4)
  Current Report on Form 8-K filed on May 16, 2005;

  (5)
  Current Report on Form 8-K filed on September 20, 2005;

  (6)
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2005; and

  (7)
  The description of our common stock contained in our registration statement on Form 8-A filed on June 4, 2002.

        We are also incorporating by reference additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of this offering.

        If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Commission. Documents incorporated by reference are available from us without charge, except exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus. Stockholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

        Sepracor Inc.
        Attention: Executive Vice President,
        Finance and Administration
        84 Waterford Drive
        Marlborough, MA 01752
        Telephone: (508) 481-6700

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses Of Issuance And Distribution.

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except expenses incurred by the Selling Securityholder for brokerage fees, selling commissions and expenses incurred by the Selling Securityholders for legal services). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission filing fee	$58,850
Legal fees and expenses of the Company	50,000
Accounting fees and expenses	20,000
Printing expenses	20,000

Total expenses	$148,850

Item 15. Indemnification Of Directors And Officers.

        Article NINTH of the Registrant's Restated Certificate of Incorporation (as amended, the "Certificate of Incorporation") provides that no director of the Registrant shall be liable for any breach of a fiduciary duty, except to the extent that the General Corporation Law of the State of Delaware, which we refer to as the DGCL, prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

        Article THIRTEENTH of the Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all costs, charges and expenses (including attorneys' fees) incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any such matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice or the settlement of an action without admission of liability, he is required to be indemnified by the Registrant against all costs, charges and expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

        Indemnification is required to be made unless the Board of Directors or independent legal counsel determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Board of Directors or independent legal counsel that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereto.

        Article THIRTEENTH of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the DGCL is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

        Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has included such a provision in its Certificate of Incorporation.

        Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        The Registrant maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. List Of Exhibits.

3.1	(1)	Restated Certificate of Incorporation, as amended of the Registrant
3.2	(2)	Amended and Restated By-Laws of the Registrant
4.1	*	Form of Global 0% Convertible Senior Subordinated Note due 2024.
4.2	(3)	Indenture, dated as of September 22, 2004, by and between the Registrant and JP Morgan Chase Bank, as trustee.
4.3	(3)	Registration Rights Agreement, dated as of September 22, 2004, by and between the Registrant and Morgan Stanley & Co. Incorporated.
5	*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.
12	*	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP, included in Exhibit 5 filed herewith.
23.2		Consent of PricewaterhouseCoopers LLP
24	*	Power of Attorney
25	*	Statement of Eligibility of Trustee on Form T-1.

*
Previously filed.

(1)
Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003.

(2)
Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

(3)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed on September 24, 2004.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 and 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of our company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Marlborough, Commonwealth of Massachusetts, on this 14th day of November 2005.

SEPRACOR INC.
By:	/s/ ROBERT F. SCUMACI Robert F. Scumaci Executive Vice President, Finance and Administration

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TIMOTHY J. BARBERICH Timothy J. Barberich	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 14, 2005
* David P. Southwell	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	November 14, 2005
/s/ ROBERT F. SCUMACI Robert F. Scumaci	Executive Vice President, Finance and Administration and Treasurer (Principal Accounting Officer)	November 14, 2005
* James G. Andress	Director	November 14, 2005
* Digby W. Barrios	Director	November 14, 2005
* Robert J. Cresci	Director	November 14, 2005
* James F. Mrazek	Director	November 14, 2005

Timothy J. Rink	Director	November 14, 2005
* Alan J. Steigrod	Director	November 14, 2005
*By:	/s/ ROBERT F. SCUMACI Name: Robert F. Scumaci Title: Attorney-in-fact